Exhibit 10.1

CONFIDENTIAL	EXECUTION VERSION

________________________________________________________

NOTE PURCHASE AGREEMENT AND GUARANTY

dated as of August 13, 2018

among

GAMING ACQUISITIONS LIMITED,
as Issuer

INSPIRED ENTERTAINMENT, INC.,
as Holdings

HOLDINGS AND CERTAIN SUBSIDIARIES OF THE ISSUER,
as Guarantors,

VARIOUS PURCHASERS,

and

CORTLAND CAPITAL MARKET SERVICES LLC,
as Note Agent and Collateral Agent.

________________________________________________________

$140,000,000 Note Purchase Facility

________________________________________________________

i

4.13	Environmental Matters	62
4.14	No Defaults	62
4.15	Material Contracts	62
4.16	Governmental Regulation	62
4.17	Federal Reserve Regulations; Exchange Act	62
4.18	Employee Matters	63
4.19	Employee Benefit Plans	63
4.20	Solvency	64
4.21	Compliance with Laws	64
4.22	Disclosure	65
4.23	Use of Proceeds	65
4.24	Collateral Documents	65
4.25	Classification as Priority Lien Obligations; Etc.	66
4.26	Certain Indebtedness	66
4.27	Insurance	66
4.28	Intellectual Property; Licenses, Etc.	66
4.29	The Holding Companies	66
4.30	Gaming Approvals	66
4.31	No Directed Selling Efforts	67
4.32	Offshore Transactions	67
4.33	Commercial Activity; Absence of Immunity	67
4.34	Intentionally Omitted	67
4.35	Centre of Main Interests	67

SECTION 4A.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	68

SECTION 5.	AFFIRMATIVE COVENANTS	68
5.1	Financial Statements and Other Reports	69
5.2	Existence	73
5.3	Payment of Taxes and Claims	73
5.4	Maintenance of Properties	74
5.5	Insurance	74
5.6	Books and Records; Inspections	74
5.7	Quarterly Calls	74
5.8	Compliance with Laws and Contractual Obligations	74
5.9	Environmental	75
5.10	Covenant to Guarantee Obligations and Provide Security	76
5.11	Additional Material Real Estate Assets	76
5.12	Further Assurances	77
5.13	Cash Management	77
5.14	Post-Closing Obligations	78
5.15	TISE Listing	78
5.16	Financial Assistance	78
5.17	Foreign Plans	78
5.18	People with Significant Control Regime	79

SECTION 6.	NEGATIVE COVENANTS	79
6.1	Indebtedness	79

6.2	Liens	81
6.3	No Further Negative Pledges	83
6.4	Restricted Payments	84
6.5	Restrictions on Subsidiary Distributions	84
6.6	Investments	84
6.7	Financial Covenants	86
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	87
6.9	Disposal of Subsidiary Interests	89
6.10	Sales and Lease-Backs	89
6.11	Transactions with Shareholders and Affiliates	89
6.12	Conduct of Business	89
6.13	Permitted Activities of the Holding Companies	89
6.14	Amendments or Waivers of Organizational Documents	90
6.15	Amendments or Waivers of with respect to Certain Indebtedness	90
6.16	Accounting Method	90
6.17	Centre of Main Interests	90

SECTION 7.	GUARANTY	91
7.1	Guaranty of the Obligations	91
7.2	Contribution by Guarantors	91
7.3	Payment by Guarantors	91
7.4	Liability of Guarantors Absolute	92
7.5	Waivers by Guarantors	93
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	94
7.7	Subordination of Other Obligations	94
7.8	Continuing Guaranty	95
7.9	Authority of Guarantors or the Issuer	95
7.10	Financial Condition of the Issuer	95
7.11	Bankruptcy, Etc.	95
7.12	Discharge of Guaranty Upon Sale of Guarantor	96
7.13	Specific Limitations on UK Credit Parties	96
7.14	Keepwell	96

SECTION 8.	EVENTS OF DEFAULT	96
8.1	Events of Default	96
8.2	Application of Proceeds	99

SECTION 9.	AGENTS	99
9.1	Appointment of Agents	100
9.2	Powers and Duties	100
9.3	General Immunity	100
9.4	Agents Entitled to Act as Purchaser	101
9.5	Purchasers’ Representations, Warranties and Acknowledgment	102
9.6	Right to Indemnity	102
9.7	Successor Note Agent and Collateral Agent	102
9.8	Collateral Documents and Guaranty	104
9.9	Note Agent May File Bankruptcy Disclosure and Proofs of Claim	105
9.10	Non-U.S. Law Collateral Matters	106

SECTION 10.	MISCELLANEOUS	106
10.1	Notices	106
10.2	Expenses	107
10.3	Indemnity	107
10.4	Set-Off	108
10.5	Amendments and Waivers	109
10.6	Successors and Assigns; Participations	111
10.7	Independence of Covenants	113
10.8	Survival of Representations, Warranties and Agreements	114
10.9	No Waiver; Remedies Cumulative	114
10.10	Marshalling; Payments Set Aside	114
10.11	Severability	114
10.12	Obligations Several; Independent Nature of Purchasers’ Rights	114
10.13	Headings	114
10.14	APPLICABLE LAW	115
10.15	CONSENT TO JURISDICTION	115
10.16	WAIVER OF JURY TRIAL	115
10.17	Confidentiality	116
10.18	Usury Savings Clause	117
10.19	Effectiveness; Counterparts	117
10.20	Entire Agreement	117
10.21	PATRIOT Act	117
10.22	Electronic Execution of Assignments	117
10.23	No Fiduciary Duty	118
10.24	Judgment Currency	118
10.25	Intercreditor Agreement	118
10.26	Third-Party Beneficiary	119

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1(c)	Material Leasehold Property
	3.1	Organizational and Capital Structure
	3.1(g)	Customer Consents
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.11	Payment of Taxes
	4.12	Real Estate Assets
	4.15	Material Contracts
	4.28	Intellectual Property
	4.30	Gaming Approvals
	5.11	Mortgaged Properties
	5.14	Post-Closing Obligations
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.8	Inactive Subsidiaries
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Purchase Notice
	A-2	Conversion/Continuation Notice
	B	Form of Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Intercreditor Agreement
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	UK Collateral Agreement
	I	[Reserved]
	J	Landlord Waiver and Personal Property Collateral Access Agreement
	K	Intercompany Note
	L	Joinder Agreement

v

NOTE PURCHASE AGREEMENT AND GUARANTY

This NOTE PURCHASE AGREEMENT AND GUARANTY, dated as of August 13, 2018, is entered into by and among GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), INSPIRED ENTERTAINMENT INC., a corporation formed under the laws of Delaware (“Holdings”), HOLDINGS AND CERTAIN SUBSIDIARIES OF ISSUER, as Guarantors, the Purchasers party hereto from time to time, and CORTLAND CAPITAL MARKET SERVICES LLC, (“Cortland”), as Note Agent (together with its permitted successors in such capacity, the “Note Agent”) and as the Collateral Agent (together with its permitted successor in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Purchasers have agreed to purchase notes from the Issuer in the aggregate principal amount of $140,000,000, the proceeds of which shall be used on the Closing Date to fund, in part, the Refinancing Transactions;

WHEREAS, the Issuer has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets in accordance with the Credit Documents; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Issuer hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets in accordance with the Credit Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1       Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Additional Amounts” as defined in Section 2.17(b).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Credit Extension, the rate per annum obtained by dividing (i) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for deposits of Dollars for the applicable Interest Period that is quoted by Bloomberg (or, to the extent such service ceases to be available, any successor to such service as determined by Note Agent) at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate per annum under clause (i) above shall be the interest rate per annum determined by the Note Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to three major banks in the London interbank market in London, England by the Note Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, further, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Purchaser” as defined in Section 2.15(b).

“Affected Credit Extensions” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) solely for purposes of Section 6.11, to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) the Note Agent and (ii) the Collateral Agent.

“Agent Fee Letter” means the Agent Fee Letter dated on or about the date hereof, among the Issuer and each of the Agents, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agent Indemnitee” as defined in Section 10.3(a).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Note Purchase Agreement and Guaranty, dated as of August 13, 2018, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means Laws relating to bribery or corruption, including the FCPA, the UK Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act and the Laws comprising or implementing the Bank Secrecy Act.

“Applicable Margin” means (a) with respect to any credit extension evidenced by the Notes comprising Eurodollar Rate Credit Extensions, 9.00% per annum, and (b) with respect to any credit extensions evidenced by the Notes comprising Base Rate Credit Extensions, 8.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Credit Extension, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate in respect of the Notes is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Credit Extensions. A Eurodollar Rate Credit Extension shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Purchaser. The rate of interest on Eurodollar Rate Credit Extensions shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, the Issuer or any Guarantor Subsidiary), in one transaction or a series of related transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than inventory sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued).

“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Note Agent and the Issuer.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of director, company secretary, chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person or, with respect to any Person that is not a corporation and that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Note Agent as to the authority of such Authorized Officer.

“Bank Charge” means (a) any amount payable by any Purchaser, the Note Agent or any of their Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the United Kingdom bank levy as set out in Schedule 19 to the Finance Act 2011 (as amended) and any other levy or Tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities Taxes (or other Taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 which has been enacted and which has been formally announced as proposed as at the date of this Agreement) and (b) any bank surcharge or banking corporation Tax surcharge as set out in the Finance (No. 2) Act 2015 and any other surcharge or Tax of a similar nature implemented in any other jurisdiction.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Credit Extension with a one (1) month interest period plus (b) 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Credit Extension” means a credit extension evidenced by the Notes bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and each Purchaser and Nomura (solely in its capacity as hedge counterparty under the Nomura Hedging Agreement), and “Beneficiaries” means, collectively, the Agent, the Purchasers and Nomura (solely in its capacity as a hedge counterparty).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Budget” as defined in Section 5.1(n).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or London or is a day on which banking institutions located in such jurisdiction are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the United Kingdom, (b) issued by any agency of the United States or the United Kingdom, the obligations of which are backed by the full faith and credit of such country or member state, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or the United Kingdom or any political subdivision of any such country or member state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Event” as defined in the definition of “Net Insurance/Condemnation Proceeds.”

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act), other than the initial Purchaser of the Notes hereunder on the Closing Date or any Affiliate of such Purchaser, shall have acquired beneficial ownership or control of 35% (or where such Person is, or such “group” is controlled by, Vitruvian Partners LLP or any of its affiliates, 45%) or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings; (ii) Holdings shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Issuer and (except as permitted by Section 6.8(a)(ii)), each direct or indirect parent entity thereof which is a Subsidiary of Holdings; (iii) any “change of control” or similar event under any documentation evidencing material Indebtedness shall occur or (iv) any Lien (other than Liens granted in connection with the Revolving Credit Facility and those arising by operation of law which constitute Permitted Liens) shall be created, incurred, assumed or suffered to exist upon any of the Equity Interests of the Issuer or any direct or indirect parent entity thereof which is a Subsidiary of Holdings.

“Closing Date” means the date on which all of the conditions precedent in Section 3.1 are satisfied (or waived in accordance with Section 10.5), the Notes are issued and the Refinancing Transactions are consummated.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Security Agreements, the Mortgages, the Intellectual Property Security Agreements, the Landlord Waiver and Personal Property Collateral Access Agreements, if any, the Control Agreements, if any, intercreditor agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Beneficiaries, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means the commitment of a Purchaser to purchase a Note and “Commitments” means such commitments of all Purchasers in the aggregate. The amount of each Purchaser’s Commitment is set forth on Appendix A. The aggregate amount of the Commitments as of the Closing Date is $140,00,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” as defined in Section 5.1(q)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries, on a consolidated basis and without duplication equal to

(i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for

(a) Consolidated Interest Expense,

(b) provisions for taxes based on income,

(c) total depreciation expense,

(d) total amortization expense,

(e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period but including an amount not to exceed $2,000,000 in the relevant Test Period for any amortization of a prepaid Cash charge that was paid in a prior period),

(f) (1) any non-cash charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, (2) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (2), to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to Holdings as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings utilized for purposes of funding such item and (3) any cash income taxes paid by Holdings in respect of the management equity transactions described in clause (2),

(g) (1) the fees, premiums, expenses and other transaction costs incurred in connection with this Agreement and the Refinancing Transactions (including to fund any OID and upfront fees), (2) transaction fees, costs and expenses incurred in connection with incurrence (or modification) of Indebtedness or Permitted Acquisitions (or any such transaction proposed and not consummated), (3) transaction fees, costs and expenses incurred in connection with any other acquisitions in an amount not to exceed $500,000 in the aggregate for the relevant Test Period, (4) transaction fees, costs and expenses incurred in connection with the consummation of any Investment (other than Investments in Cash Equivalents or Permitted Acquisitions), Dispositions, Restricted Payments, Equity Issuances or capital contributions in an amount not to exceed $500,000 in the aggregate for the relevant Test Period and (5) fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided, in respect of any fees, costs and expenses added back pursuant to this clause (5), the Issuer in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such Fiscal Quarters,

(h) any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations),

(i) any extraordinary, unusual, one-time or non-recurring items, or any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses, including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and curtailments (including the cessation of the Mexican server-based gaming division), costs related to the entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) but excluding the costs, expenses and charges of any implemented severance program; provided that the amounts added to the calculation of Consolidated Adjusted EBITDA pursuant to this clause (i) for the relevant Test Period shall not exceed $2,000,000 in the aggregate,

(j) costs, expenses and charges of any implemented severance program incurred in such Test Period,

(k) costs and expenses associated with maintaining and administering Pension Plans in an amount not to exceed $250,000 in the relevant Test Period, plus or minus amortization of pension scheme net loss,

(l) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received, so long as the Issuer in good faith expects to receive the same within the next two (2) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters), and

(m) one-time gaming related taxes (other than on profits) or duties, or VAT payable in connection with a change in law, minus

(ii) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (to the extent deducted in calculating Consolidated Net Income) or minus (to the extent included in calculating Consolidated Net Income), as applicable, the sum of

(a) any non-cash impairment charge or asset write-off (other than accounts receivable or inventory and the amortization of intangibles),

(b) the amount of any expense or deduction (or any gain or income) associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties,

(c) extraordinary, unusual, one-time or non-recurring costs and payments, outside of the ordinary course of business, in respect of actual or prospective legal settlements, fines, judgments or orders,

(d) net gains or losses in the fair market value of any Hedging Agreements, and

(e) unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency remeasurements of indebtedness and any net gains or losses from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk).

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(i)       “Net Cash Provided by Operating Activities” minus;

(ii)       the sum, without duplication, of (a) the amounts for such period, paid from Internally Generated Cash, of the aggregate consideration paid in cash in respect of Permitted Acquisitions made during such period in accordance with Section 6.8, plus, (b) Consolidated Growth Capital Expenditures, plus (c) Consolidated Maintenance Capital Expenditures, plus (d) except to the extent deducted pursuant to Section 2.10(e), amounts paid during such period in respect of the Obligations and the obligations under the Revolving Credit Facility (to the extent permanently reducing availability under the Revolving Credit Facility), plus (e) to the extent not already included in “Net Cash Provided by Operating Activities”, the amount of proceeds received from business interruption insurance or similar insurance policy in respect of a covered loss thereunder.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) “Cash Paid During the Period for Interest” plus (ii) “Cash Paid During the Period for Income Taxes” plus (iii) cash payments made by Holdings and its Subsidiaries during the relevant Test Period into a Foreign Plan in an amount not to exceed the mandatory contributions with respect to such Foreign Plan as are required to be paid during such Test Period.

“Consolidated Growth Capital Expenditures” means, for any period, the amounts for Holdings and its Subsidiaries on a consolidated basis equal to (i) any expenditures during such period which constitute a Permitted Acquisition permitted under Section 6.8 plus (ii) any expenditures during such period for Machines and Spares in connection with new customers of Holdings and its Subsidiaries or expansion into new customer or geographical markets.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Maintenance Capital Expenditures” means, for any period, the aggregate amount of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that Consolidated Maintenance Capital Expenditures shall not include (i) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.10(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.10(a) or (ii) any expenditures which constitute Consolidated Growth Capital Expenditures.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) except to the extent permitted to be included pursuant to Section 1.4, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings that is not a Credit Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) the income (or loss) attributable to the early extinguishment of Indebtedness, and (f) other income/expenses representing the expected return on Pension Plan assets less interest cost, shown within “All Other Income/Expense” in Holdings’ publicly filed financial statements.

“Consolidated Total Debt” means, at any time, the aggregate amount of all (i) indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP and (iii) all purchase money Indebtedness, at such time of Holdings and its Subsidiaries (determined on a consolidated basis).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the UK Pensions Act 2004.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable, located in the United States.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyrights” as defined in the Security Agreement.

“Cortland” as defined in the preamble hereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Agent Fee Letter, the Purchaser Fee Letter and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of the Note Agent or any Purchaser in connection with this Agreement on or after the date hereof.

“Credit Party” means the Issuer and each Guarantor and “Credit Parties” means, collectively, the Issuer and all Guarantors.

“Data Centres” means all facilities used to house computer systems and associated components relating to any Machine.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, England and Wales or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” or “Dispose” means the conveyance, assignment, sale, lease or sublease (as lessor or sublessor), license, exchange, transfer or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and, shall include any issuance by a Person (other than Holdings) of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“DMWSL 632” means DMWSL 632 Limited, a limited liability company incorporated in England and Wales with company number 07176582.

“DMWSL 633” means DMWSL 633 Limited, a limited liability company incorporated in England and Wales with company number 07176544.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Earn Out Indebtedness” as defined in Section 6.1(j).

“Eligible Assignee” shall mean any Person (other than a natural person) that is (i) a Purchaser, (ii) an Affiliate of any Purchaser, (iii) a Related Fund and (iv) any other Person approved by the Note Agent (such approval not to be unreasonably withheld or delayed); provided that no Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee and such Eligible Assignee shall also be an Accredited Investor or a Qualified Institutional Buyer.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written notice, notice of violation, claim, action, suit, Governmental Authority proceeding, demand, abatement order or other enforcement order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding (a) for purposes of Restricted Payments, any Indebtedness convertible into the foregoing unless and until so converted or (b) for purposes of determining a Change of Control, any Indebtedness convertible into the foregoing if the holder of such Indebtedness is not permitted to convert such Indebtedness at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) for purposes relating to Section 412 of the Code only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings or any of its Subsidiaries pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan; (vi) the imposition of liability on Holdings or any of its Subsidiaries pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (viii) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or (ix) the occurrence of any Foreign Plan Event.

“Escrow Account” means that certain account set forth on Exhibit A of the Escrow Agreement.

“Escrow Agent” means Cortland Capital Market Services Limited in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain “Escrow Agreement” dated as of August 13, 2018, by and among the Note Agent, the Escrow Agent and the Purchasers party thereto.

“Eurodollar Rate Credit Extension” means a credit extension evidenced by the Notes bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means, as to any account maintained at a financial institution located in the U.S., (i) any Deposit Account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit, (ii) zero balance accounts the entire balance of which is swept each Business Day to a Deposit Account subject to a Control Agreement, (iii) any Deposit Account that does not have a Cash balance at any time exceeding $250,000, provided that not more than a maximum aggregate amount of $1,000,000 of Cash shall be maintained at Deposit Accounts not subject to a Control Agreement at any time, and (iv) any Securities Account that does not have a balance of Cash or Cash Equivalents at any time exceeding $250,000, provided that not more than a maximum aggregate amount of $1,000,000 of financial assets shall be maintained at Securities Accounts not subject to a Control Agreement at any time.

“Excluded Subsidiary” means (i) any Subsidiary that is prohibited by applicable law, rule or regulation (including financial assistance and/or corporate benefit regulations or prohibitions and fraudulent preference rules and “thin capitalization” rules) from providing a Guarantee, (ii) any Subsidiary formed or acquired after the Closing Date for which the providing of a Guaranty would result in material adverse tax consequences to Holdings or any of its Subsidiaries (as reasonably agreed between the Note Agent and the Issuer), (iii) any other Subsidiary with respect to which, the Note Agent and the Issuer reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby and (iv) Inspired Gaming Spain S.L., any Immaterial Subsidiary, and any Subsidiary set forth on Schedule 6.8 (subject to the provisions of Section 5.2); provided that no Subsidiary that is a borrower or guarantor under the Revolving Credit Facility (or the document governing any Permitted Refinancing Indebtedness in respect thereof) shall be an Excluded Subsidiary unless, at substantially the same time as it becomes an Excluded Subsidiary hereunder it ceases to be a guarantor or borrower, as applicable, under such other Indebtedness (and does not become a borrower or guarantor thereunder for so long as it constitutes an Excluded Subsidiary hereunder).

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, UK and U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Issuer under Section 2.20) or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) any Bank Charge and (d) any withholding Taxes imposed under FATCA.

“Existing Indebtedness” means the Senior Term and Revolving Facilities Agreement, dated as of March 18, 2014, among DMWSL 631 Limited, the original borrowers listed therein, the original guarantors listed therein, Ares Management Limited and Lloyds Bank PLC.

“Exit Premium” as defined in Section 2.11.

“Exposure” means, with respect to any Purchaser, as of any date of determination, the outstanding principal amount of the Notes held by such Purchaser; provided, at any time prior to the issuance of the Notes, the Exposure of any Purchaser shall be equal to such Purchaser’s Commitment.

“Facility” means any real property now, hereafter or heretofore owned, or leased (including all buildings, fixtures or other improvements located thereon to the extent owned, leased or operated) by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors (or equivalent governing body) or, pursuant to a specific delegation of authority by such board of directors or a designated senior executive officer, of Holdings, or the Subsidiary of Holdings which is selling or owns such asset.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate of quotations received by the Note Agent from federal funds brokers of recognized standing selected by it.

“Finance Party” as defined in Section 2.17(h)(i).

“Financial Officer Certification” means, with respect to the financial statements and budgets for which such certification is required, the certification of the chief executive officer, chief financial officer or controller of Holdings that (i) such financial statements fairly present, in all material respects, in accordance with GAAP, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments or (ii) such budgets are based on assumptions believed by such chief executive officer, chief financial officer or controller of Holdings to be reasonable as of the date of delivery thereof.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the UK Pensions Act 2004.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens applicable to such Collateral which as a matter of law or contract have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on September 30 of each calendar year; provided that at the written election of Holdings delivered to the Note Agent, such date may be changed to December 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(i) the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis for the relevant Test Period equal to (a) “Net Cash Provided by Operating Activities” in accordance with GAAP plus (b) in each case, to the extent reducing “Net Cash Provided by Operating Activities”, (1) cash expenditures in respect of any extraordinary, exceptional or unusual items in an amount not to exceed $2,000,000 in any Test Period, (2) the cash expenditures made with respect to the early extinguishment or conversion of Indebtedness, obligations under Hedging Agreements or other derivative instruments, in each case, to the extent approved by the Requisite Purchasers, (3) reasonable fees, expenses or charges incurred in connection with any Permitted Acquisition, (4) cash payments made by Holdings and its Subsidiaries during the relevant Test Period into a Foreign Plan in an amount not to exceed the mandatory contributions with respect to such Foreign Plan as are required to be paid during such Test Period, (5) “Cash Paid During the Period for Income Taxes” in accordance with GAAP and (6) “Cash Paid During the Period for Interest” in accordance with GAAP; minus (c) (1) Consolidated Maintenance Capital Expenditures and (2) any upfront cash receipts received in respect of the expenditures described in clause (ii) of the definition of Consolidated Growth Capital Expenditures; to

(ii) Consolidated Fixed Charges for such Test Period.

“Foreign Plan” means any employee benefit plan, pension plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party or any of their respective Subsidiaries with respect to employees employed outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Credit Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Credit Party or any of their respective Subsidiaries, or the imposition on any Credit Party or any of their respective Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, (f) the loss of approval thereof by the appropriate Governmental Authority, or (g) the issuance by the UK Pensions Regulator (being the body corporate established as such under section 43 of the UK Pensions Act 2004) of a Financial Support Direction or a Contribution Notice to any Credit Party or any of their respective Subsidiaries.

“Funding Guarantors” as defined in Section 7.2.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable Holdings or any of its Subsidiaries to engage in, operate or manage any casino, gambling and/or gaming business (wheresoever or howsoever conducted) or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date, (b) required by any Gaming Law or (c) necessary to accomplish the Refinancing Transactions and other transactions contemplated hereby.

“Gaming Authority” shall mean, in any jurisdiction in which Holdings or any of its Subsidiaries manages or conducts any casino, gambling and/or gaming business or activities, the applicable gambling and/or gaming board, commission, authority or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gambling and/or gaming activities of Holdings or its Subsidiaries or their properties or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” shall mean all applicable constitutions, treaties, laws, rules, agreements, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Holdings or any of its Subsidiaries or their properties in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities. “Gaming License” shall mean any Gaming Approval or other casino, gambling and/or gaming license issued by any Gaming Authority.

“Gibraltar Collateral Agreement” shall mean the Gibraltar law governed debenture entered into pursuant to Section 5.14, as amended, restated, supplemented or otherwise modified from time to time, entered into between each of the Gibraltar Credit Parties and the Collateral Agent.

“Gibraltar Credit Party” shall mean each Credit Party that is incorporated or organized under the laws of Gibraltar.

“Gibraltar Pledge Agreement” shall mean each Gibraltar law governed pledge over shares, each as amended, restated, supplemented or otherwise modified from time to time, entered into by the shareholder of each Gibraltar Credit Party charging the Equity Interests of such Gibraltar Credit Party in favor of the Collateral Agent.

“Gibraltar Security Documents” shall mean each agreement or instrument governed by the laws of Gibraltar (including without limitation the Gibraltar Collateral Agreement and each Gibraltar Pledge Agreement) pursuant to or in connection with which any Credit Party grants a security interest in any Collateral for any of the Obligations, each as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization, in each case whether associated with a state of the United States, the United States, England and Wales, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank). “Governmental Authority” shall include the National Association of Insurance Commissioners and any Gaming Authority.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Government Official” includes, but is not limited to, any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses, as well as departments or agencies of public international organizations. This term includes, but is not limited to, all employees, agents, and instrumentalities of state-owned or state-controlled entities or businesses, including hospitals, laboratories, universities, and other research institutions. The term “Government Official” also applies to individuals who are members of political parties or hold positions in political parties.

“Grantor” as defined in the Security Agreements.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings and each of its Subsidiaries (other than the Issuer) from time to time party to this Agreement.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or which could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means, with respect to acts or omissions of Holdings, any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing as applied to Holdings or its Subsidiaries.

“Hedge Termination Value” means, with respect to each relevant Hedging Agreement or other Indebtedness of the type described in clause (xi) of the definition thereof, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement or Indebtedness, (i) for any date on or after the date such Hedging Agreement or Indebtedness have been closed out and termination value(s) determined in accordance therewith, any such termination value(s) payable by the Issuer to the counterparty on such Hedging Agreement, and (ii) for any date prior to the date referenced in clause (i), the amount, if any, that would be payable by the Issuer to the counterparty of such Hedging Agreement pursuant to Section 6(e)(ii)(1) of the 2002 ISDA Master Agreement as if the relevant Hedging Agreement were being terminated on such date and assuming that the Issuer is the sole Affected Party; provided that the “Close-out Amount” will be determined by the counterparty to such Hedging Agreement, using its estimates for the economic equivalent of the material terms of the relevant transactions, including the payments by the parties under Section 2(a)(i) of the Hedging Agreement that would, but for the occurrence of the relevant “Early Termination Date”, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii) of the Hedging Agreement).

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Purchaser which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three (3) Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects in accordance with GAAP, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holding Companies” means, collectively, Holdings and any other direct or indirect holding company of Issuer.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Increased-Cost Purchasers” as defined in Section 2.20.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements (excluding (A) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of business that are not overdue by more than 90 days or, to the extent that the amounts payable thereunder are being contested by Holdings in good faith, 180 days, (B) prepaid or deferred revenue arising in the ordinary course of business, and (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset); (v) all indebtedness of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another constituting Indebtedness of the type described in clauses (i)-(vii) above; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation constituting Indebtedness of the type described in clauses (i)-(vii) above of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation constituting Indebtedness of the type described in clauses (i)-(vii) above of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; and (xii) all obligations of such Person in respect of the sale or factoring of receivables other than receivables Disposed of pursuant to Section 6.8(k). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. The “amount” or “principal amount” of any guaranty or other contingent liability referred to in clause (viii), (ix) or (x) above (I) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation as reasonably determined by such Person in good faith and (II) shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (but limited, in the case of legal counsel, to the reasonable fees, disbursements and other charges of (i) one primary counsel for Agent Indemnitees, taken as a whole, and one local or special counsel for Agent Indemnitees, taken as a whole, in each appropriate jurisdiction and (ii) one primary counsel for Purchaser Indemnitees, taken as a whole, one local or special counsel in each appropriate jurisdiction for Purchaser Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest, where such conflicted party notifies Issuer of the existence of such conflict and retains its own counsel, of another firm of counsel for such affected Purchaser Indemnitees) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Agent Fee Letter and the Purchaser Fee Letter (and any related fee letter or closing payment letter) delivered by any Agent or any Purchaser to Issuer with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Institutional Investor” means (a) any original Purchaser of a Note and any transferee that is an Affiliate of any original Purchaser, (b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a state thereof, with capital and surplus in excess of $50,000,000.

“Intellectual Property” has the meaning assigned to that term in each of the UK Collateral Agreement and the U.S. Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in each of the UK Collateral Agreement and the U.S. Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means an intercreditor agreement in the form of Exhibit E, dated on or about the date hereof, among the Purchasers, Lloyds Bank PLC, each “Hedge Counterparty” (as defined thereunder) party thereto, the Note Agent, the Collateral Agent and each of the Credit Parties.

“Interest Payment Date” means (i) the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that, if on such first date the Notes do not satisfy the definition of a “quoted Eurobond” for the purpose of section 987 of the United Kingdom Income Tax Act 2007, and so long as the Issuer is exercising commercially reasonable efforts to procure “quoted Eurobond” status for the Notes, the Issuer shall have the right to postpone the first Interest Payment Date until the earlier to occur of (x) the date that is six weeks following the date that would otherwise be the first Interest Payment Date hereunder and (y) the date on which the Notes first satisfy the definition of a “quoted Eurobond” for the purpose of section 987 of the United Kingdom Income Tax Act 2007 (provided, that the Issuer shall provide written notice to the Note Agent not later than five (5) Business Days prior to the first Interest Payment Date notifying the Note Agent of its election of either clause (x) or (y) as the payment date), and (ii) the final maturity date of a Base Rate Credit Extension or a Eurodollar Rate Credit Extension, as applicable.

“Interest Period” means, in connection with a Eurodollar Rate Credit Extension, an interest period of three months (i) initially, commencing on the Purchase Date or applicable Conversion/Continuation Date thereof, as the case may be, and ending on the next Interest Payment Date; and (ii) thereafter, from Interest Payment Date to Interest Payment Date; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any Subsidiary generated from the business operations of the Issuer and its Subsidiaries during such period, excluding the proceeds of any Asset Sale, Casualty Event and any Cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Issuer or any Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, the Issuer or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings, the Issuer or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuer” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Waiver and Personal Property Collateral Access Agreement” means a Landlord Waiver and Personal Property Collateral Access Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by the Collateral Agent (such approval not to be unreasonably withheld or delayed).

“Laws” means, as applicable to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind in the nature of a security interest (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities (other than in connection with an Asset Sale that will result in Payment in Full), any purchase option, call or similar right of a third party with respect to such Securities.

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License or similar Gaming Approval or Governmental Authorization held by Holdings or any of its Subsidiaries or required for Holdings or any of its Subsidiaries in order to conduct its business.

“Machine Assets” means all Machines, Spares and Data Centers.

“Machines” means all betting, gaming and entertainment machines, vending machines, self service betting terminals and ATM machines operated by Holdings and its Subsidiaries (including for the avoidance of doubt, all fixed odds betting terminals, bingo hand-held devices, video lottery terminals, amusement-with-prizes machines, skill-with-prizes machines, pool machines and the like) together with any other revenue generating machine operated by Holdings and its Subsidiaries in the ordinary course of business and including all inputs and components of such machines.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Issuer to fully and timely perform its Obligations; (iii) the ability of the Credit Parties (taken a whole) to fully and timely perform their Obligations; (iv) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; (v) the Collateral (taken as a whole) or the Collateral Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens; or (vi) the rights, remedies and benefits available to, or conferred upon, any Agent and any Purchaser or any Secured Party under any Credit Document (taken as a whole).

“Material Contract” means each contract specified in Schedule 4.15.

“Material Leasehold Property” means each Leasehold Property that is material to the operation of the business as currently conducted, each of which is specified in Schedule 1.1(c).

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a Fair Market Value in excess of $500,000 as of the date of the acquisition thereof; provided that that the Fair Market Value of all fee-owned Real Estate Assets that are not Material Real Estate Assets shall not exceed $1,000,000 in the aggregate.

“Material Subsidiary” means (a) each Subsidiary that, as of the last day of the Fiscal Quarter most recently ended for which financial statements are available, had revenues or total assets (based on Fair Market Value, or valued in accordance with GAAP, whichever is greater) for such quarter in excess of $250,000 (except to the extent of any intercompany assets consisting of obligations owed to such Subsidiary as of the Closing Date and, intercompany liabilities incurred prior to the date hereof which are forgiven or equitized in connection with the dissolution or liquidation of such Subsidiary) and (b) any group comprising Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the Fiscal Quarter most recently ended for which financial statements are available, had revenues or total assets (based on Fair Market Value, or valued in accordance with GAAP, whichever is greater) for such quarter in excess of $1,000,000 in the aggregate.

“Maturity Date” means the earlier of (a) August 12, 2023 and (b) the date on which all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage substantially in form as reasonably agreed to by the Note Agent and the Issuer, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” as defined in Section 5.11(d).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary management’s discussion and analysis, describing the results of operations of Holdings and its Subsidiaries for the applicable period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale pursuant to Section 6.8(c)(x), an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable or reasonably estimated to be payable by the seller (or Holdings, on a consolidated basis) as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a priority Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale, provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (any event of the type referenced in clauses (a) and (b) above being referred to as a “Casualty Event”), minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable or reasonably estimated to be payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the Hedge Termination Value of the relevant Hedging Agreements or other Indebtedness of the types described in clause (xi) of the definition thereof.

“Nomura” means Nomura Global Financial Products Inc., a Delaware corporation.

“Nomura Hedging Agreement” means that certain ISDA 2002 Master Agreement dated as of August 13, 2018 between Nomura as counterparty thereto and the Issuer, as in effect on the date hereof.

“Non-Consenting Purchaser” as defined in Section 2.20.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Issuer or its Affiliates or their Securities.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Note Agent” as defined in the preamble hereto.

“Obligations” means (a) all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Purchasers or any of them under any Credit Document, whether for principal, premium (including the Prepayment Premium and the Exit Premium), interest (including interest and premium which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest or premium in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor and (b) all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party, including obligations from time to time owed to Nomura under any Credit Document or the Nomura Hedging Agreement, whether for principal, premium, interest (including interest and premium which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest or premium in the related bankruptcy proceeding), payments for early termination of the Nomura Hedging Agreement, fees, expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles or certificate of formation or organization, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Note or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Paid in Full” or “Payment in Full” means:

(a)       payment in full in cash of the principal of, premium (including the Prepayment Premium and the Exit Premium) and interest (including premium and interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such interest would be allowed in such bankruptcy proceeding) constituting the Obligations (other than those specified in clause (b) of “Obligations”);

(b)       payment in full in cash of all other amounts that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time (such indemnification obligations, “Unmatured Surviving Obligations”) with respect to the Obligations; and

(c)       termination or expiration of all commitments of the holders of the Obligations, to extend credit or purchase notes or other credit accommodations to any of the Credit Parties.

“Participant Register” as defined in Section 10.6(g)(i).

“Patents” as defined in the Security Agreement.

“PATRIOT Act” as defined in Section 3.1(o).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the UK Pensions Act 2004.

“Perfection Certificate” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means any acquisition, directly or indirectly, by the Issuer, U.S. Gaming or any of their respective wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that,

(i)         immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)        all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)       (A) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of the Issuer in connection with such acquisition shall be owned, directly or indirectly, 100% by the Issuer, U.S. Gaming or a Guarantor Subsidiary thereof, and the Issuer shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Issuer or U.S. Gaming, each of the actions required pursuant to Sections 5.10 and/or 5.11, as applicable, as and to the extent required thereunder and (B) in the case of the acquisition of assets, the Issuer shall have taken, or caused to be taken, each of the actions required pursuant to Sections 5.10 and/or 5.11, as applicable, as and to the extent required thereunder;

(iv)      after giving effect to such acquisition, Holdings and its Subsidiaries shall be in Pro Forma Compliance with the financial covenants set forth in Section 6.7 for the Test Period most recently ended;

(v)       the Issuer shall have delivered to the Note Agent (A) at least 10 Business Days prior to such proposed acquisition (or such shorter period as may be agreed by the Note Agent), (i) a Compliance Certificate evidencing Pro Forma Compliance with Sections 6.7(a) and 6.7(b) as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Sections 6.7(a) and 6.7(b) and (B) promptly upon request by the Note Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Note Agent) and (ii) to the extent available to the Issuer, monthly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the three (3) year period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi)       for any acquisition with respect to which the consideration therefor is equal to or greater than $1,000,000, within a reasonable time prior to the consummation of such acquisition, Issuer shall provide the Note Agent with a due diligence package relating to the proposed acquisition, including to the extent available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired;

(vii)     the aggregate Permitted Acquisition Consideration for all Permitted Acquisitions shall not exceed $3,000,000 during the term of this Agreement;

(viii)    any Indebtedness assumed in connection with any Permitted Acquisition shall be permitted under Section 6.1;

(ix)       in the case of the acquisition of Equity Interests of a Person, the board of directors (or similar governing body) of such Person shall have consented to such acquisition; and

(x)        any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which the Issuer and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses and (z) shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such acquisition.

“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in Cash or by exchange of Equity Interest or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, provided that in no event shall Permitted Acquisition Consideration include any of the foregoing to the extent payable in Equity Interests of Holdings .

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (subject to the subordination and/or intercreditor provisions as contemplated thereby, to the extent applicable).

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn (other than by reference to Permitted Refinancing Indebtedness) and such drawing shall be deemed to have been made, (b) Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Purchasers as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is the Revolving Credit Facility, (1) the terms and conditions (including Lien priority, but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Maturity Date at the time such Indebtedness is incurred) and (2) the parties shall join or otherwise become subject to the Intercreditor Agreement or such other intercreditor agreement as may be satisfactory to the Note Agent, and (f) the primary obligor in respect of, and/or the Persons (if any) that guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be the primary obligor in respect of, and/or Persons (if any) that guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Prepayment Premium” as defined in Section 2.11.

“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal.

“Principal Office” means, for the Note Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as the Note Agent may from time to time designate in writing to the Issuer and each Purchaser.

“Pro Forma Basis” and “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Subject Transactions) in accordance with Section 1.4.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Notes held by any Purchaser, the percentage obtained by dividing (a) the Exposure of that Purchaser by (b) the aggregate Exposure of all Purchasers; provided, that if Exposure of all Purchasers shall have been Paid in Full, the “Pro Rata Share” shall be determined as of the last date prior to which the Exposures were Paid in Full.

“Projections” as defined in Section 4.8.

“PSC Notice” means any of (a) warning notice issued under paragraph 1 of Schedule 1B of the Companies Act 2006; or (b) a restrictions notice issued under paragraph 1of Schedule 1B of the Companies Act 2006.

“PSC Register” means the register of people with significant control required to be maintained by an entity pursuant to Part 21A of the Companies Act 2006 or the “central register” maintained by Companies House where an entity has elected that its register be kept by Companies House.

“Purchase Date” means the date on which a Note is issued.

“Purchase Notice” means a notice substantially in the form of Exhibit A-1.

“Purchaser” means each financial institution listed on the signature pages hereto as a Purchaser, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Purchaser Fee Letter” means the Purchaser Fee Letter dated on or about the date hereof, among the Issuer and the Purchasers party thereto, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Purchaser Indemnitee” as defined in Section 10.3(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means the Note Agent or any Purchaser, and as defined in Section 2.17, as applicable.

“Refinancing Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Credit Documents to which they are a party and the purchase of Notes hereunder and the use of proceeds thereof, (b) the repayment and termination or defeasance, as applicable, of the Existing Indebtedness, all other existing Indebtedness of the Issuer, the Guarantors and each of their respective subsidiaries (other than Indebtedness expressly permitted to be outstanding under this Agreement) and (c) the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.

“Register” as defined in Section 2.4(b).

“Regulation” as defined in Section 4.35.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Purchaser that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Member State” as defined in Section 4.36.

“Relevant Party” as defined in Section 2.17(h)(ii).

“Relevant Taxing Jurisdiction” as defined in Section 2.17(b).

“Replacement Purchaser” as defined in Section 2.20.

“Required Prepayment Date” as defined in Section 2.12(c).

“Requisite Purchasers” means, at any time, one or more Purchasers having or holding Exposure and representing more than 50% of the aggregate Exposure of all Purchasers at such time.

“Responsible Officer” means, as applied to any Person, any individual holding the position of director, company secretary, chief executive officer, chief financial officer, chief development officer, controller or chief legal officer of such Person.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class (other than Disqualified Equity Interests); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or the Issuer or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, the Issuer or any of their respective Subsidiaries; (iv) management or similar fees payable to any holders of Equity Interests in Holdings, other than directors’ fees or other compensation payable to the management of Holdings in the ordinary course of business; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to (A) any Subordinated Indebtedness, and (B) any Earn Out Indebtedness.

“Revolving Credit Facility” means the revolving credit facility pursuant to that certain Revolving Facility Agreement dated as of August 13, 2018 by and between the Issuer, the Guarantors and Lloyds Bank plc.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions that broadly prohibit or restrict dealings in, with or involving such country or territory.

“Sanctioned Person” means any Person that is: (i) identified on a Sanctions List; (ii) domiciled, organized or resident in a Sanctioned Country; (iii) owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clauses (i) or (ii); or (iv) otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; (d) the United Kingdom, including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury; and (e) any other relevant national or supra-national Governmental Authority.

“Sanctions List” means any Sanctions-related list of designated Persons maintained by any Sanctions Authority, including, without limitation, the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning assigned to that term in the Security Agreements.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” means the UK Security Documents, Gibraltar Security Documents, and the U.S. Security Documents, as they may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means that as of the date of determination, both (i) (a) the sum of Holdings and its Subsidiaries (on a consolidated basis) debt (including contingent liabilities) does not exceed the present fair saleable value of Holdings and its Subsidiaries (on a consolidated basis) present assets; (b) Holdings and its Subsidiaries (on a consolidated basis) capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) Holdings and its Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, or believe (nor should it reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) Holdings and its Subsidiaries (on a consolidated basis) are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances or the insolvency law of any Credit Party’s jurisdiction of organization. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Spares” means replacement components, inputs and parts relating to any Machine.

“Specified Hedging Agreement” means any Hedging Agreement entered into between any Credit Party and a counterparty that has duly acceded to the Intercreditor Agreement in accordance with the terms thereof (a “Specified Hedging Counterparty”), including the Nomura Hedging Agreement.

“Subject Transaction” means any Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition, any Disposition that results in a Subsidiary of Holdings ceasing to be a Subsidiary of Holdings , any Disposition of a business unit, line of business or division of Holdings or any of its Subsidiaries or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or subject to “Pro Forma Compliance.”

“Subordinated Indebtedness” means any unsecured Indebtedness incurred by the Issuer or any Guarantor Subsidiary that is expressly subordinated in right of payment to the Obligations on terms reasonably acceptable to the Note Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplier” as defined in Section 2.17(h)(ii).

“Swap Obligation” as defined in the definition of “Excluded Swap Obligation”.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding, including backup withholding (together with interest, penalties and other additions thereto) of any nature imposed by any Governmental Authority.

“Terminated Purchaser” as defined in Section 2.20.

“Test Period” means, as of any date of determination, the four consecutive fiscal quarters of the Issuer ending on or most recently ended as of such date of determination for which financial statements have been or are required to be delivered pursuant to Sections 5.1(b) and 5.1(c), as applicable.

“TISE” means the International Stock Exchange of the Channel Islands.

“Title Policy” as defined in Section 5.11(d)(iii).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (A) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the Test Period.

“Trademarks” as defined in the Security Agreements.

“Type of Credit Extension” means, with respect to any credit extension evidence by the Notes, a Base Rate Credit Extension or a Eurodollar Rate Credit Extension.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UK Collateral Agreement” shall mean the England and Wales law governed all asset debenture, dated as of the Closing Date as amended, restated, amended and restated, supplemented or otherwise modified from time to time, entered into between each UK Credit Party and the Collateral Agent substantially in the form of Exhibit H.

“UK Credit Party” shall mean each Credit Party that is incorporated or organized under the laws of England and Wales.

“UK Share Charge Agreement” shall mean each England and Wales law governed charge over shares, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, entered into by the shareholder of each UK Credit Party charging the Equity Interests of such UK Credit Party in favor of the Collateral Agent.

“UK Security Documents” shall mean each agreement or instrument governed by the laws of England and Wales (including without limitation the UK Collateral Agreement and each UK Share Charge Agreement) pursuant to or in connection with which any Credit Party grants a security interest in any Collateral for any of the Obligations, which agreements or instruments shall have terms that are consistent with the Guaranteed Obligations, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Unmatured Surviving Obligation” as defined in the definition of “Paid in Full” or “Payment in Full”.

“U.S.” or “United States” means the United States of America.

“U.S. Credit Party” shall mean each Credit Party that is incorporated or organized under the laws of the United States.

“U.S. Gaming” means Inspired Gaming USA Inc.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall mean the U.S. law governed all asset security agreement, dated as of the Closing Date, entered into between each of the U.S. Credit Parties, each direct parent of a U.S. Credit Party and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Security Documents” shall mean each agreement or instrument governed by the laws of the U.S. (including the U.S. Security Agreement) pursuant to or in connection with which any Credit Party grants a security interest in any Collateral for any of the Obligations, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (Directive 2006/112/EC), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or elsewhere.

“VAT Refund Share” means the share of any credit, repayment or refund of VAT obtained by any customer of the Issuer or any Affiliate of the Issuer to which the Issuer is entitled and which the Issuer has received.

“Withholding Agent” means the Issuer and the Note Agent.

“Waivable Mandatory Prepayment” as defined in Section 2.12(c).

1.2       Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. As used in this Agreement, “Net Cash Provided by Operating Activities”, “Cash Paid During the Period for Income Taxes” and “Cash Paid During the Period for Interest” shall refer to “Net Cash Provided by Operating Activities”, “Cash Paid During the Period for Income Taxes” and “Cash Paid During the Period for Interest” as each such amount is set forth in the consolidated financial statements of Holdings for the relevant Test Period and delivered pursuant to Section 5.1(b) and 5.1(c), which amounts shall be determined (x) in accordance with GAAP as in effect at the time of such determination, (y) consistent with past practices and (z) applying the same terms and methodology under which such amounts and any applicable component amounts were determined in the Historical Financial Statements, it being understood that, subject to the other provisions of this Section 1.2, if any change in GAAP requires a modification in the determination of such amounts in a manner that results in non-compliance with clauses (y) or (z), then such modification shall be permitted hereunder solely to the extent required in order for such determinations to be in compliance with GAAP, as in effect at the time of such determination. Financial statements and other information required to be delivered by Holdings to the Purchasers pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then if either Issuer or the Requisite Purchasers shall request an amendment to such provisions of this Agreement, then the Issuer, the Note Agent and the Requisite Purchasers agree to negotiate an amendment to such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Issuer’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with financial covenants, unless the Issuer and the Requisite Purchasers agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Until the Issuer and the Requisite Purchasers have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein or in the other Note Documents, any operating lease shall not be treated as a Capital Lease for any purpose and shall continue to be treated as an operating (and any future operating lease, if it was in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case, for all purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof. For purposes of determining compliance with Section 6.7, the principal amount of the Notes outstanding at any time shall be calculated using a spot rate of exchange in effect for exchanging U.S. Dollars into Pounds Sterling, with such spot rate of exchange being determined and agreed in writing by the Issuer and the Purchaser at or prior to 5:00 p.m. (New York time) on the Closing Date.

1.3       Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Except as otherwise expressly provided herein, any reference in this Agreement to any Credit Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

1.4       Pro Forma Calculations

(a)       Notwithstanding anything to the contrary herein, the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.4. When calculating the Total Leverage Ratio, any events described in this Section 1.4 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)       For purposes of calculating the Total Leverage Ratio, Subject Transactions (other than any incurrence or repayment of any Indebtedness) that have been made during the applicable Test Period shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary of the Issuer or was merged, amalgamated or consolidated with or into any Subsidiary of the Issuer since the beginning of such Test Period shall have made any Subject Transaction that would have required adjustment pursuant to this Section 1.4, then the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.

(c)       In the event that the Issuer or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (including in a connection with any Subject Transaction) included in the calculations of the Total Leverage Ratio (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), during the applicable Test Period, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(d)       Pro forma calculations made pursuant to this Section 1.4 shall be made in good faith by an Authorized Officer of Holdings.

SECTION 2. ISSUANCE AND SALE OF NOTES; PAYMENTS

2.1       Issuance and Sale of Notes.

(a)       Authorization and Commitments. The Issuer has authorized the issue and sale of Notes in the aggregate principal amount of $140,000,000.

Subject to the terms and conditions hereof, each Purchaser severally agrees to purchase, on the Closing Date, notes issued by the Issuer in an amount equal to such Purchaser’s Commitment.

Any notes issued under this Section 2.1(a) and subsequently redeemed, repaid or prepaid may not be reissued. Subject to Sections 2.8, 2.9(a) and 2.10, all amounts owed hereunder with respect to the Notes shall be Paid in Full no later than the Maturity Date. Each Purchaser’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Purchaser’s Commitment on such date.

(b)       Purchasing Mechanics for Notes.

(i)       The Issuer shall deliver to the Note Agent a fully executed Purchase Notice no later than three (3) Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Note Agent). Promptly upon receipt by the Note Agent of such Purchase Notice, the Note Agent shall notify each Purchaser of the proposed purchase of Notes.

(ii)       Each Purchaser shall make its funds available to the Note Agent not later than 11:00 a.m. (New York City time) one Business Day prior to the Closing Date, by wire transfer of same day funds in Dollars, to the Escrow Account, and the Note Agent shall confirm that the Escrow Agent is in receipt of all requested funds. Upon confirmation from the Purchasers to the Note Agent of the satisfaction or waiver of the conditions precedent specified herein, and confirmation by the Note Agent that the Escrow Agent has received all requested funds, the Note Agent shall direct the Escrow Agent to make the proceeds of the purchased Notes available to the Issuer not later than 7:00 a.m. (New York City time) on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such purchased Notes received by the Note Agent from the Purchasers to be wired to the Issuer in accordance with the Purchase Notice and the funds flow attached thereto.

2.2       Pro Rata Shares; Availability of Funds.

(a)       Pro Rata Shares. All Notes shall be purchased, and all participations therein shall be purchased, by the Purchasers simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Purchaser shall be responsible for any default by any other Purchaser in such other Purchaser’s obligation to purchase a Note pursuant to a request hereunder nor shall any Commitment of any Purchaser be increased or decreased as a result of a default by any other Purchaser in such other Purchaser’s obligation to purchase a Note pursuant to a request hereunder or purchase a participation required hereby.

(b)       Availability of Funds. Unless the Note Agent shall have been notified in writing by any Purchaser prior to the Purchase Date that such Purchaser does not intend to make available to the Note Agent, the amount of such Purchaser’s Commitment requested on the Purchase Date, the Note Agent may assume that such Purchaser has made such amount available to the Note Agent on the Purchase Date and the Note Agent may, in its sole discretion, but shall not be obligated to, make available to the Issuer a corresponding amount on the Purchase Date. If such corresponding amount is not in fact made available to the Note Agent by such Purchaser, the Note Agent shall be entitled to recover such corresponding amount on demand from such Purchaser together with interest thereon, for each day from the Purchase Date until the date such amount is paid to the Note Agent at the Base Rate. If such Purchaser does not pay such corresponding amount forthwith upon the demand of the Note Agent, the Note Agent shall promptly notify the Issuer and the Issuer shall immediately pay such corresponding amount to the Note Agent, together with interest thereon, for each day from the Purchase Date until the date such amount is paid to the Note Agent at the rate payable hereunder for Base Rate Credit Extensions. Nothing in this Section 2.2(b) shall be deemed to relieve any Purchaser from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Issuer may have against any Purchaser as a result of any default by such Purchaser hereunder.

2.3       Use of Proceeds. The proceeds of the Notes issued on the Closing Date shall be applied by the Issuer to fund, in part, the Refinancing Transactions. No part of the proceeds from the Notes issued hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Issuer or any of its Affiliates, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

2.4       Evidence of Debt; Register; Purchasers’ Books and Records; Notes.

(a)       Purchasers’ Evidence of Debt. Each Purchaser shall maintain on its internal records an account or accounts evidencing the Obligations of the Issuer to such Purchaser, including the amounts of the Notes purchased by it and each redemption, repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Issuer, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Issuer’s Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Purchaser’s records, the recordations in the Register shall govern.

(b)       Register. The Note Agent (or its agent or sub-agent appointed by it), as a non-fiduciary agent of the Issuer, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Purchasers and Notes (including both principal and stated interest) issued to each Purchaser from time to time (the “Register”). There shall be no more than one Purchaser for each Note, including all beneficial interests therein. The Register shall be available for inspection by the Issuer or any Purchaser (with respect to (i) any entry relating to such Purchaser’s Notes and (ii) the identity of the other Purchasers (but not any information with respect to such other Purchasers’ Notes)) at any reasonable time and from time to time upon reasonable prior written notice. The Note Agent shall record, or shall cause to be recorded, in the Register the Notes in accordance with the provisions of Section 10.6, and each redemption, repayment or prepayment in respect of the principal amount of the Notes, and any such recordation shall be conclusive and binding on the Issuer and each Purchaser, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Issuer’s Obligations in respect of any Note. The Issuer hereby designates the Note Agent to serve as the Issuer’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Issuer hereby agrees that, to the extent the Note Agent serves in such capacity, the Note Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Agent Indemnitees.” Upon its receipt of a duly completed Assignment Agreement, all requested “know your customer” documentation”, and the processing and registration fee referred to in Section 10.6, the Note Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.4.

(c)       Notes, Terms of Notes and Form of Legend. (i) Each Note issued on the Closing Date shall be in the form of Exhibit B hereto. The Notes shall be executed on behalf of the Issuer by a director. The signature of any director on the Notes may be manual or facsimile. Notes bearing the manual or facsimile signatures of individuals who were at any time the proper directors of the Issuer shall bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

(ii)       The Notes shall bear interest on their principal amount and overdue interest as provided therein and as otherwise provided in this Agreement, with a stated maturity as provided therein and as otherwise provided in this Agreement. The Notes shall be issuable only in registered form without coupons and only in denominations of $5,000,000 and any integral multiples of $1,000,000 in excess thereof.

(iii)       Unless otherwise permitted by this Agreement, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT AND GUARANTY, DATED AS OF AUGUST 13, 2018 (THE “NOTE PURCHASE AGREEMENT”), AMONG GAMING ACQUISITIONS LIMITED (THE “ISSUER”), INSPIRED ENTERTAINMENT INC. (“HOLDINGS”), THE PURCHASERS NAMED THEREIN (THE “PURCHASERS”) AND CORTLAND CAPITAL MARKET SERVICES LLC (THE “NOTE AGENT AND COLLATERAL AGENT”). A COPY OF SUCH NOTE PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE ISSUER.

The legend set forth above shall be removed and the Issuer shall upon return of the prior Note issue a Note without such legend to the holder of the Notes upon which it is stamped, if, unless otherwise required by state securities laws, (A) upon a resale of such Notes that is registered under the Securities Act, or (B) in connection with a sale, assignment or other transfer, in which such holder provides the Issuer with an opinion of counsel, in a form reasonably acceptable to the Issuer, to the effect that such sale, assignment or transfer of the Notes may be made without registration under the applicable requirements of the Securities Act in reliance upon Regulation S, Rule 144 or Rule 144A or another available exemption.

(d)       Mutilated, Destroyed, Lost and Stolen Notes.

(i)         If any mutilated Note is surrendered to the Issuer, the Issuer shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Issuer (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by it to save each of it and any of the Purchasers harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

(ii)        In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

(iii)       Upon the issuance of any new Note pursuant to this Section 2.4(d), the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

(iv)       Every new Note issued pursuant to this Section 2.4(d) in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

(v)       The provisions of this Section 2.4(d) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

(e)       Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer and any of the Purchasers may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Issuer nor any the Purchasers shall be affected by notice to the contrary.

(f)       Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Issuer, be delivered to the Issuer and shall be promptly cancelled by it. The Issuer shall cancel any Notes previously issued and delivered hereunder which the Issuer may have reacquired.

(g)       Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Issuer shall pay all sums becoming due on such Note for principal, premium, if any, and interest in accordance with this Agreement, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or redemption in full of any Note, such Issuer shall surrender such Note for cancellation reasonably promptly after any such request to the Issuer at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes. The Issuer shall afford the benefits of this Section 2.4(g) to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 2.4(g).

2.5       Interest on Notes.

(a)       Except as otherwise set forth herein, the Notes shall bear interest on the unpaid principal amount thereof from the date issued through redemption (whether by acceleration or otherwise) thereof as follows:

(i)        if a Base Rate Credit Extension, at the Base Rate plus the Applicable Margin; or

(ii)       if a Eurodollar Rate Credit Extension, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)       The basis for determining the rate of interest shall be selected by the Issuer and notified to each Agent and the Purchasers pursuant to the Purchase Notice or applicable Conversion/Continuation Notice, as the case may be.

(c)       In connection with Eurodollar Rate Credit Extensions there shall be no more than three (3) Interest Periods outstanding at any time. In the event the Issuer fails to specify between a Base Rate Credit Extension or a Eurodollar Rate Credit Extension in the applicable Purchase Notice or Conversion/Continuation Notice, such credit extension (if outstanding as a Eurodollar Rate Credit Extension) will be automatically continued as a Eurodollar Rate Credit Extension on the last day of then-current Interest Period for such credit extension (or if outstanding as a Base Rate Credit Extension will remain as, or (if not then outstanding) will be made as, a Base Rate Credit Extension). The Note Agent shall, promptly on each Interest Rate Determination Date, determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Issuer and each Purchaser holding Notes.

(d)       Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Credit Extensions on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Credit Extensions, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Note, the date of the original issuance of such Note or the first day of an Interest Period applicable to any Eurodollar Rate Credit Extension or Base Rate Credit Extension, the last Interest Payment Date with respect to such Eurodollar Rate Credit Extension or Base Rate Credit Extension or, with respect to a Base Rate Credit Extension being converted from a Eurodollar Rate Credit Extension, the date of conversion of such Eurodollar Rate Credit Extension to such Base Rate Credit Extension, as the case may be, shall be included, and the date of payment with respect to such Eurodollar Rate Credit Extension or Base Rate Credit Extension or the expiration date of an Interest Period applicable to such Eurodollar Rate Credit Extension or Base Rate Credit Extension or, with respect to a Base Rate Credit Extension being converted to a Eurodollar Rate Credit Extension, the date of conversion of such Base Rate Credit Extension to such Eurodollar Rate Credit Extension, as the case may be, shall be excluded; provided, if a Eurodollar Rate Credit Extension or Base Rate Credit Extension is redeemed or repaid on the same day on which it is made, one day’s interest shall be paid on that Eurodollar Rate Credit Extension or Base Rate Credit Extension.

(e)       Except as otherwise set forth herein, interest on each Eurodollar Rate Credit Extension and each Base Rate Credit Extension (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Eurodollar Rate Credit Extension or Base Rate Credit Extension, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Notes, including final maturity of the Notes; provided, however, with respect to any voluntary prepayment of a Base Rate Credit Extension, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6       Conversion/Continuation.

(a)       Subject to Section 2.15 and so long as no Event of Default shall have occurred and then be continuing and neither the Note Agent nor the Requisite Purchasers have otherwise delivered a written notice to the Issuer to the contrary, the Issuer shall have the option:

(i)       to convert at any time all or any part of any Note equal to $2,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Credit Extension to another Type of Credit Extension; provided, a Eurodollar Rate Credit Extension may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Credit Extension unless the Issuer shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)        upon the expiration of any Interest Period applicable to any Eurodollar Rate Credit Extension, to continue all or any portion of such credit extension equal to $2,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Credit Extension.

(b)       The Issuer shall deliver a Conversion/Continuation Notice to the Note Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Credit Extension) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Credit Extension). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Credit Extensions shall be irrevocable on and after the related Interest Rate Determination Date, and the Issuer shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Eurodollar Rate Credit Extension or Base Rate Credit Extension is outstanding with respect to which a Purchase Notice or Conversion/Continuation Notice has not been delivered to the Note Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such credit extension shall be a Base Rate Credit Extension.

2.7       Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Notes and other Obligations outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter, after as well as before judgment, bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Notes (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Credit Extensions); provided, in the case of Eurodollar Rate Credit Extensions, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Credit Extensions shall thereupon become Base Rate Credit Extensions and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Credit Extensions so long as the Issuer shall have received written notice of such increased rate from the Note Agent or the Required Purchasers (it being understood that, in the case of an Event of Default described in Section 8.1(f) or 8.1(g), such increased rate shall be effective immediately and without requirement of any notice); provided, further, that the effective date of any increased interest rate provided for in this Section 2.7 may if specified in such notice, notwithstanding the date of any applicable notice, be retroactive to the first date on which such Event of Default occurred. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Note Agent or any Purchaser.

2.8       Repayment of the Notes. The outstanding principal amount of the Notes, together with all other amounts owed hereunder with respect thereto, shall be Paid in Full no later than the Maturity Date.

2.9       Voluntary Prepayments.

(a)       At any time and from time to time:

(b)       with respect to Base Rate Credit Extensions, the Issuer may prepay any such credit extension on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount; and

(c)       with respect to Eurodollar Rate Credit Extensions, the Issuer may prepay any such credit extensions on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount.

(d)       All such prepayments shall be made:

(i)        upon not less than one Business Day’s prior written notice in the case of Base Rate Credit Extensions; and

(ii)       upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Credit Extensions;

in each case given to the Note Agent by 12:00 p.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment pursuant to this Section 2.9 shall be applied as specified in Section 2.12(a) and be subject to Section 2.11.

2.10       Mandatory Prepayments

(a)       Asset Sales. Not later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing and (ii) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $1,000,000, the Issuer shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof (or legally committed to be applied within 180 days after receipt and actually applied within 365 days of receipt thereof) in long-term productive assets of the general type (including capitalized software) used or useful in the business of Holdings and its Subsidiaries.

(b)       Insurance/Condemnation Proceeds. Not later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or the Note Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds` from the Closing Date through the applicable date of determination do not exceed $1,000,000, the Issuer shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within (180) days of receipt thereof (or legally committed to be applied within 180 days after receipt and actually applied within 365 days of receipt thereof) in long term productive assets of the general type (including capitalized software) used or useful in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c)       [Reserved]

(d)       Issuance of Debt. Within one (1) business day of the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Issuer shall prepay the Notes in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)       Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, commencing with the Fiscal Year ending September 30, 2019 (or the period from October 1, 2018 to December 31, 2019 if a Fiscal Year change is made pursuant to Section 6.16 prior to December 31, 2019), the Issuer shall, within 5 Business Days following the date on which financial statements are required to be delivered pursuant to Section 5.1(c) with respect to such Fiscal Year, prepay the Notes in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow (provided that (i) such prepayment percentage shall be 25% if, as of the last day of the most recently ended Fiscal Year, the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) shall be 2.5:1.00 or less, but greater than 2.0:1.00, and (ii) no such prepayment shall be required by this clause (e) if the foregoing Total Leverage Ratio as of the last day of such Fiscal Year shall be 2.0:1.00 or less) minus voluntary repayments of the Notes made during such Fiscal Year and (without duplication of amounts deducted in prior years) after the end of such Fiscal Year and prior to the date of such Consolidated Excess Cash Flow prepayment with Internally Generated Cash.

(f)       [Reserved]

(g)       Prepayment Certificate. Concurrently with any prepayment of the Notes pursuant to Sections 2.10(a) through 2.10(e), the Issuer shall deliver to the Note Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be and specifying the applicable subsection of this Section 2.10 pursuant to which such prepayment is being made. In the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to the Note Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h)       Application. Any such prepayments pursuant to this Section 2.10 shall be applied as specified in Section 2.12(b) and be subject to Section 2.11.

2.11       Prepayment Premium and Exit Premium. (a) In the event that all or any portion of the Notes is redeemed, repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Notes or after an Event of Default but excluding payments of the purchase price in connection with an assignment of any Notes made pursuant to Section 2.20(b)) prior to the Maturity Date, such repayments or prepayments will be made together with a premium equal to 3.00% of the amount repaid or prepaid provided, that solely to the extent that any such repayment or prepayment is made by the Issuer using the proceeds of a VAT Refund Share within 10 days of receipt by Holdings or its applicable Subsidiary of such proceeds of a VAT Refund Share, such repayment or prepayment shall be made (A) at par and without premium, if such repayment or prepayment occurs on or prior to the date that is six (6) months following the Closing Date, (B) together with a premium equal to 1.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the date that is six (6) months following the Closing Date but on or prior to the first anniversary of the Closing Date, (C) together with a premium equal to 2.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date (the foregoing premium, the “Prepayment Premium”); provided that the Prepayment Premium shall not apply to mandatory prepayments by Issuer pursuant to Sections 2.10(b) and 2.10(e) and (b) upon the repayment of all or any portion of the Notes on or after the Maturity Date, such repayment will be together with a premium equal to 3.00% of the amount repaid (the foregoing premium, the “Exit Premium”). If the Notes are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Notes that becomes due and payable shall equal 100% of the aggregate principal amount of the Notes plus the Prepayment Premium, as if such acceleration or other occurrence were a voluntary prepayment of the Notes accelerated or otherwise becoming due, and, upon the Notes becoming due at the maturity date, the amount of principal of and premium on the Notes that becomes due and payable shall equal 100% of the aggregate principal amount of the Notes plus the Exit Premium. Without limiting the generality of the foregoing, it is understood and agreed that (1) if the Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a prepayment of the Notes will also be due and payable on the date of such acceleration or such other prior due date as though the Notes were voluntarily prepaid as of such date, (2) upon the Notes becoming due at the maturity date, the Exit Premium will also be due and payable on such date and (3) the Prepayment Premium or Exit Premium, as the case may be, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Purchaser and the Issuer hereby agrees that it is reasonable under the circumstances currently existing. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM OR THE EXIT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR WITH THE NOTES OTHERWISE BECOMING DUE. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Prepayment Premium and the Exit Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Prepayment Premium and the Exit Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Purchasers and the Issuer giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and the Exit Premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

2.12       Application of Prepayments.

(a)       Application of Voluntary Prepayments. Any prepayment of the Notes pursuant to Section 2.9(a) shall be applied to reduce the outstanding principal amount of the Notes.

(b)       Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(e) shall be applied to reduce the outstanding principal amount of the Notes.

(c)       Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Notes are outstanding, in the event the Issuer is required to make any mandatory prepayment other than a prepayment required under Section 2.10(d) (a “Waivable Mandatory Prepayment”) of the Notes, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Issuer is required to make such Waivable Mandatory Prepayment, the Issuer shall notify the Note Agent of the amount of such prepayment, and the Note Agent will promptly thereafter notify each Purchaser holding an outstanding Note of the amount of such Purchaser’s Pro Rata Share of such Waivable Mandatory Prepayment and such Purchaser’s option to refuse such amount. Each such Purchaser may exercise such option by giving written notice to the Issuer and the Note Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Purchaser which does not notify the Issuer and the Note Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Issuer shall pay to the Note Agent the amount of the Waivable Mandatory Prepayment, which amount shall (i) be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Purchasers that have elected not to exercise such option, to prepay the Notes held by such Purchasers, and (ii) with respect to any remaining balance, be returned to the Issuer (in which event the Issuer may use the proceeds for any purpose not prohibited by the Credit Documents).

(d)       [Reserved].

(e)       Application of Prepayments to Base Rate Credit Extensions and Eurodollar Rate Credit Extensions. Any prepayment of Notes shall be applied first to Base Rate Credit Extensions to the full extent thereof before application to Eurodollar Rate Credit Extensions, in each case in a manner which minimizes the amount of any payments required to be made by the Issuer pursuant to Section 2.15(c).

2.13       General Provisions Regarding Payments.

(a)       All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to the Note Agent not later than 12:00 p.m. (New York City time) on the date due to the account designated in writing from time to time of the Note Agent for the account of the Purchasers; for purposes of computing interest and fees, funds received by the Note Agent after that time on such due date may (at the discretion of the Note Agent) be deemed to have been paid by the Issuer on the next succeeding Business Day.

(b)       All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Note on a date when interest is due and payable with respect to such Note) shall be applied to the payment of interest then due and payable before application to principal.

(c)       The Note Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Purchaser at such address as such Purchaser shall indicate in writing, such Purchaser’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Note Agent.

(d)       Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Purchaser or if any Affected Purchaser makes Base Rate Credit Extensions in lieu of its Pro Rata Share of any Eurodollar Rate Credit Extensions, the Note Agent shall give effect thereto in apportioning payments received thereafter.

(e)       The Issuer hereby authorizes the Note Agent to charge the Issuer’s accounts with the Note Agent in order to cause timely payment to be made to the Note Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f)       The Note Agent may (at its discretion) deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment may (at the discretion of the Note Agent) be deemed to have been received by the Note Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Note Agent shall give prompt notice to the Issuer and each applicable Purchaser if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is Paid in Full.

(g)       If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.

2.14       Ratable Sharing. The Purchasers hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of the Notes made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Purchaser hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Purchaser) which is greater than the proportion received by any other Purchaser in respect of the Aggregate Amounts Due to such other Purchaser, then the Purchaser receiving such proportionately greater payment shall (a) notify the Note Agent and each other Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that all such recoveries of Aggregate Amounts Due shall be shared by all Purchasers in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, (b) any payment obtained by any Purchaser as consideration for the assignment or sale of a participation in any of its Notes or other Obligations owed to it or (c) acceptance of the Waivable Mandatory Prepayment.

2.15       Making or Maintaining Eurodollar Rate Credit Extensions.

(a)       Inability to Determine Applicable Interest Rate. In the event that the Note Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Credit Extensions, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Notes on the basis provided for in the definition of “Adjusted Eurodollar Rate” or the rates referenced in the definition of “Adjusted Eurodollar Rate” are otherwise not available, the Note Agent shall on such date give notice (by telefacsimile or e-mail) to the Issuer and each Purchaser of such determination, whereupon (i) no Notes may be issued or purchased as, or converted to, Eurodollar Rate Credit Extensions until such time as the Note Agent notifies the Issuer and the Purchasers that the circumstances giving rise to such notice no longer exist, and (ii) any Purchase Notice or Conversion/Continuation Notice given by the Issuer with respect to the Notes in respect of which such determination was made shall be deemed to be rescinded by the Issuer.

(b)       Illegality or Impracticability of Eurodollar Rate Credit Extensions. In the event that on any date (i) any Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Credit Extensions has become unlawful as a result of compliance by such Purchaser in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Note Agent is advised by the Requisite Purchasers (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Credit Extensions has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Purchasers in that market, then, and in any such event, such Purchasers (or in the case of the preceding clause (i), such Purchaser) shall be an “Affected Purchaser” and such Affected Purchaser shall on that day give notice (by e-mail) to the Issuer and the Note Agent of such determination (which notice the Note Agent shall promptly transmit to each other Purchaser). If (A) the Note Agent receives a notice from (x) any Purchaser pursuant to clause (i) of the preceding sentence or (y) a notice from Purchasers constituting Requisite Purchasers pursuant to clause (ii) of the preceding sentence or (B) the circumstances set forth in this clause (b)(i) or (ii) have not arisen but the supervisor for the administrator of the Adjusted Eurodollar Rate or a Governmental Authority having jurisdiction over the Note Agent has made a public statement identifying a specific date after which the Adjusted Eurodollar Rate shall not longer be used for determining interest rates for credit extensions, then (1) the obligation of the Purchasers (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Purchaser) to purchase Notes as, or to convert the credit extension evidenced by such Notes to, Eurodollar Rate Credit Extensions shall be suspended until such notice shall be withdrawn by each Affected Purchaser, (2) to the extent such determination by the Affected Purchaser relates to a Eurodollar Rate Credit Extension then being requested by the Issuer pursuant to a Purchase Notice or a Conversion/Continuation Notice or the circumstances in clause (B) have arisen, the Purchasers (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Purchaser) shall purchase such Note as (or continue or convert the credit extension evidenced by such Note to, as the case may be) a Base Rate Credit Extension, (3) the Purchasers’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Purchaser’s) obligations to maintain their respective outstanding Eurodollar Rate Credit Extensions (the “Affected Credit Extensions”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Credit Extensions or when required by law, and (4) the Affected Credit Extensions shall automatically convert into Base Rate Credit Extensions on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Purchaser as described above relates to a Eurodollar Rate Credit Extension then being requested by the Issuer pursuant to a Purchase Notice or a Conversion/Continuation Notice, the Issuer shall have the option, subject to the provisions of Section 2.15(c), to rescind such Purchase Notice or Conversion/Continuation Notice as to all Purchasers by giving written notice to the Note Agent of such rescission on the date on which the Affected Purchaser gives notice of its determination as described above (which notice of rescission the Note Agent shall promptly transmit to each other Purchaser).

(c)       Compensation for Breakage or Non-Commencement of Interest Periods. The Issuer shall compensate each Purchaser, upon written request by such Purchaser (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Purchaser to Purchasers of funds borrowed by it to make or carry its Eurodollar Rate Credit Extensions and any loss, expense or liability sustained by such Purchaser in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Purchaser may sustain: (i) if for any reason (other than a default by such Purchaser) a borrowing of any Eurodollar Rate Credit Extension does not occur on a date specified therefor in a Purchase Notice, or a conversion to or continuation of any Eurodollar Rate Credit Extension does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Eurodollar Rate Credit Extension; or (iii) if any prepayment of any of its Eurodollar Rate Credit Extensions is not made on any date specified in a notice of prepayment given by the Issuer.

(d)       Booking of Eurodollar Rate Credit Extensions. Any Purchaser may make, carry or transfer Eurodollar Rate Credit Extensions at, to, or for the account of any of its branch offices or the office of an Affiliate of such Purchaser.

(e)       Assumptions Concerning Funding of Eurodollar Rate Credit Extensions. Calculation of all amounts payable to a Purchaser under this Section 2.15 and under Section 2.16 shall be made as though such Purchaser had actually funded each of its relevant Eurodollar Rate Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Credit Extension and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Purchaser to a domestic office of such Purchaser in the United States; provided, however, each Purchaser may fund each of its Eurodollar Rate Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16       Increased Costs; Capital Adequacy.

(a)       Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Purchaser shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes and (D) VAT) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Purchaser (other than any such reserve or other requirements with respect to Eurodollar Rate Credit Extensions that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Purchaser; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Purchaser (or its applicable lending office) or any company controlling such Purchaser or such Purchaser’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Purchaser of agreeing to purchase or hold Notes hereunder or to reduce any amount received or receivable by such Purchaser (or its applicable lending office) with respect thereto; then, in any such case, the Issuer shall promptly pay to such Purchaser, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Purchaser in its sole discretion shall determine) as may be necessary to compensate such Purchaser for any such increased cost or reduction in amounts received or receivable hereunder. Such Purchaser shall deliver to the Issuer (with a copy to the Note Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Purchaser under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)       Capital Adequacy Adjustment. In the event that any Purchaser shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Purchaser (or its applicable lending office) or any company controlling such Purchaser with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Purchaser or any company controlling such Purchaser as a consequence of, or with reference to, such Purchaser’s Notes, or participations therein or other obligations hereunder with respect to the Notes to a level below that which such Purchaser or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Purchaser or such controlling company with regard to capital adequacy), then from time to time, within ten days after receipt by the Issuer from such Purchaser of the statement referred to in the next sentence, the Issuer shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such controlling company on an after-tax basis for such reduction. Such Purchaser shall deliver to the Issuer (with a copy to the Note Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Purchaser under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.17       Taxes; Withholding, Etc.

(a)       Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b)       Payments Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, if any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(i)        any jurisdiction from or through which payment on any such Note or Credit Document is made by or on behalf of a Credit Party, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(ii)       any other jurisdiction in which a Credit Party is organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (i) and (ii), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of a Credit Party or the Note Agent with respect to any Note or Credit Document, including payments of principal, redemption price, interest or premium, if any, the relevant Credit Party will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding, or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Credit Document in the absence of such withholding or deduction; provided, that no such Additional Amounts will be payable for or on account of:

(A)       any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Purchaser or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Purchaser or beneficial owner, if the relevant Purchaser or beneficial owner is an estate, nominee, trust, partnership limited liability company or corporation) and the jurisdiction imposing the Tax (including, without limitation, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Agreement or a Credit Document;

(B)       any Tax that is imposed or withheld by reason of the failure by the Purchaser or the beneficial owner of the Note to comply with a written request of the relevant Credit Party addressed to the Purchaser, after reasonable notice (at least 30 days before any such withholding or deduction would be made), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Purchaser or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the jurisdiction imposing the Tax as a precondition to exemption from all or part of such Tax, but, only to the extent the Purchaser or beneficial owner is legally entitled to provide such certification or documentation;

(C)       any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for the Purchaser,

(D)	any Taxes required to be deducted or withheld pursuant to FATCA;

(E)	any Taxes to the extent that such Taxes would not have been imposed had the Purchaser (the “Original Purchaser”) not assigned, transferred or otherwise disposed of any of its rights under this Agreement or designated a new lending office; save in each case to the extent the withholding Tax arises as a result of any change in (or in the interpretation, application or administration of) any law or any double taxation treaty or any published practice or concession of any relevant taxing authority after the date the Original Purchaser sells assigns, transfers or otherwise disposes of its rights under this Agreement or designates a new lending office; or

(F)	any combination of the items (A) through (E) above.

(c)          Payments of Other Taxes by a Credit Party. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Note Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Purchaser (with a copy to the Note Agent), or by the Note Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Note Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Note Agent.

(f)          FATCA. If a payment made to any Purchaser under any Credit Document would be subject to withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer and the Note Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Issuer or the Note Agent such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Issuer and the Note Agent to comply with their obligations under FATCA, to determine whether such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(g)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)       VAT.

(i)       All amounts set out or expressed in a Credit Document to be payable by any party to this agreement (for purposes of this clause (h), a “Party”) to any Purchaser or any Agent (for purposes of this clause (h), each, a “Finance Party”) which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Credit Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Finance Party, as applicable (in addition to and at the same time as paying any other consideration for such supply), an amount equal to the amount of such VAT (and such Finance Party, as applicable, shall promptly provide an appropriate VAT invoice to such Party).

(ii)       If VAT is or becomes chargeable on any supply made by any Finance Party (for purposes of this clause (h), the “Supplier”) to any other Finance Party (for purposes of this clause (h), the “Recipient”) under a Credit Document, and any Party other than the Recipient (for purposes of this clause (h), the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient will (where this Section 2.17(h)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)       (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)       Where a Credit Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)       Any reference in this Section 2.17(h) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)       In relation to any supply made by a Finance Party to any Party under a Credit Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(j)       Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Note Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(k)       Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Note Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that the Issuer has not already indemnified the Note Agent for such Indemnified Taxes and without limiting the obligation of the Issuer to do so), (ii) any Taxes attributable to such Purchaser’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Note Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Note Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Note Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Credit Document or otherwise payable by the Note Agent to the Purchaser from any other source against any amount due to the Note Agent under this paragraph (k).

2.18       Obligation to Mitigate. Each Purchaser agrees that, as promptly as practicable after the officer of such Purchaser responsible for administering its Notes becomes aware of the occurrence of an event or the existence of a condition that would cause such Purchaser to become an Affected Purchaser or that would entitle such Purchaser to receive payments under Section 2.15, 2.16 or 2.17 (but in any event no later than one hundred eighty (180) days after such occurrence or existence, except that, if the condition giving rise to such increased costs is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof), it will, to the extent not inconsistent with the internal policies of such Purchaser and any applicable legal or regulatory restrictions, use reasonable efforts to (a) purchase, fund or hold its Notes, including any Affected Credit Extensions, through another office of such Purchaser, or (b) take such other measures as such Purchaser may deem reasonable, if as a result thereof the circumstances which would cause such Purchaser to be an Affected Purchaser would cease to exist or the additional amounts which would otherwise be required to be paid to such Purchaser pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Purchaser in its sole discretion, the purchasing, funding or holding of such Notes through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Notes or the interests of such Purchaser; provided, such Purchaser will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Issuer agrees to pay all incremental, reasonably incurred expenses of such Purchaser as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Issuer pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Purchaser to the Issuer (with a copy to the Note Agent) shall be conclusive absent manifest error.

2.19       Fees. The Issuer agrees to pay each Agent such other fees in the amounts and at the times separately agreed upon (including pursuant to the Agent Fee Letter).

2.20       Removal or Replacement of a Purchaser. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Purchaser (an “Increased-Cost Purchaser”) shall give notice to the Issuer that such Purchaser is an Affected Purchaser or that such Purchaser is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Purchaser to be an Affected Purchaser or which entitle such Purchaser to receive such payments shall remain in effect, and (iii) such Purchaser shall fail to withdraw such notice within five Business Days after the Issuer’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Purchasers shall have been obtained but the consent of one or more of such other Purchasers (each a “Non-Consenting Purchaser”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Purchaser or Non-Consenting Purchaser (the “Terminated Purchaser”), the Issuer may, by giving written notice to the Note Agent and any Terminated Purchaser of its election to do so, elect to cause such Terminated Purchaser (and such Terminated Purchaser hereby irrevocably agrees) to assign its outstanding Notes in full to one or more Eligible Assignees (each, a “Replacement Purchaser”) in accordance with the provisions of Section 10.6 and the Issuer shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Purchaser, a Non-Consenting Purchaser; provided, (1) on the date of such assignment, the Replacement Purchaser shall pay to Terminated Purchaser an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Notes of the Terminated Purchaser; (2) on the date of such assignment, the Issuer shall pay any amounts payable to such Terminated Purchaser pursuant to Section 2.15(c), 2.16 or 2.17 and otherwise as if it were a prepayment pursuant to Section 2.9; and (3) in the event such Terminated Purchaser is a Non-Consenting Purchaser, each Replacement Purchaser shall consent, at the time of such assignment, to each matter in respect of which such Terminated Purchaser was a Non-Consenting Purchaser. Each Purchaser agrees that if the Issuer exercises its option hereunder to cause an assignment by such Purchaser as a Non-Consenting Purchaser or Terminated Purchaser, such Purchaser shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Purchaser does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Purchaser hereby authorizes and directs the Note Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Purchaser or Terminated Purchaser and any such documentation so executed by the Note Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

SECTION 3. CONDITIONS PRECEDENT

3.1       Closing Date. The effectiveness of this Agreement and the obligation of each Purchaser to purchase Notes on the Closing Date are subject to satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)       Credit Documents. The Note Agent shall have received copies of (i) this Agreement, (ii) the Security Agreements, (iii) each of the Notes, (iv) each of the Intellectual Property Security Agreements, (v) the Intercreditor Agreement, (vi) the Agent Fee Letter and (vii) the Purchaser Fee Letter, in each case executed and delivered by each Credit Party which is a party thereto.

(b)       Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Note Agent shall have received, in respect of each Credit Party, (i) a copy of each Organizational Document of each Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority or, solely in the case of a UK Credit Party, certified as of the Closing Date or a recent date by an authorized signatory; (ii) signature and incumbency certificates of the officers of such Credit Party, or the managing member or general partner of such Credit Party; (iii) resolutions of the board of directors or similar governing body of such Credit Party and (to the extent required by its Organizational Documents) a copy of the resolution signed by all the holders of the issued shares in a Credit Party (other than Holdings), in each case approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an authorized signatory as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of any U.S. Credit Party’s jurisdiction of incorporation, organization or formation; and (v) a certificate of an authorized signatory of the applicable Credit Party certifying that (x) each document relating to it specified in this Section 3.1(b) is correct, complete and in full force and effect and has not been amended or superseded as at the date no earlier than the date of this Agreement and (y) issuing the Notes or guaranteeing or securing, as appropriate, the Notes would not cause any limitation on indebtedness, guarantee, security or similar limit binding on that Credit Party to be exceeded..

(c)       Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.2.

(d)       TISE Listing. The Issuer shall have submitted the initial listing application and all supporting documentation, each in proper form, to the relevant authority at TISE for the purpose of effecting the listing of the Notes on TISE.

(e)       No Indebtedness. On the Closing Date, after giving effect to the Refinancing Transactions, Holdings and its Subsidiaries shall have outstanding no existing Indebtedness (other than the Indebtedness permitted to be outstanding under Section 6.1 of this Agreement) and the Note Agent shall have received reasonably satisfactory evidence of the termination of the Existing Indebtedness (including any and all commitments relating thereto, and the release of all Liens in connection therewith, in each case on terms reasonably satisfactory to the Note Agent.

(f)       Lien and Judgment Searches. The Note Agent shall have received:

(i)       (A) the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters), in form and substance reasonably satisfactory to the Note Agent, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens) and (B) other applicable Lien recording and filing offices with respect to the Credit Parties in any applicable jurisdictions for which Lien searches are reasonably available after the exercise of commercially reasonable efforts by the Credit Parties and customarily delivered in secured financings of the nature of this Agreement in each of the United States, England and Wales and Gibraltar; and

(ii)       searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Note Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.

(g)       Personal Property Collateral. Each Credit Party (as applicable) shall have delivered to the Collateral Agent:

(i)        as to any party to a U.S. Security Document, UCC-1 financing statements in respect of security interests granted by each Credit Party for filing in all applicable jurisdictions;

(ii)       in connection with the pledge of the Equity Interest owned by each Credit Party, an original stock certificate representing such pledged Equity Interests (to the extent such Equity Interests are certificated), together with customary blank stock or unit transfer powers and irrevocable powers duly executed in blank;

(iii)      a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iv)      fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Annex 4 to the Security Agreement; and

(v)       in relation to any UK Collateral Documentation, (x) copies of all notices required to be sent under the UK Collateral Documents executed by the relevant Credit Parties and (y) to the extent required, evidence that any process agent referred to in the UK Collateral Documents has accepted its appointment.

(h)       Financial Statements; Projections. The Note Agent shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Closing Date, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Note Agent, and (iii) the Projections.

(i)       Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(j)       Opinions of Counsel to Credit Parties. Agents and Purchasers and their respective counsel shall have received originally executed copies of the favorable written opinions, each dated the Closing Date, of (i) Sidley Austin LLP, special New York, Delaware and UK counsel for the Credit Parties and (ii) Milbank, Tweed, Hadley & McCloy LLP, special UK counsel for the Purchasers, in each case as to such matters as the Note Agent may reasonably request and in form and substance reasonably satisfactory to the Note Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Purchasers).

(k)       Fees. All closing payments, costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses, including legal fees and expenses of Milbank, Tweed, Hadley and McCloy LLP as counsel for Purchasers, Holland & Knight LLP as counsel for Agents and local counsel in the Channel Islands and Gibraltar and the fees and expenses of any other advisors) and other compensation payable to each Agent and the Purchasers, including pursuant to the Agent Fee Letter and the Purchaser Fee Letter, shall have been paid (or shall concurrently be paid) to the extent then due; provided that, in the case of costs and expenses, an invoice of such costs and expenses shall have been presented not less than two Business Days prior to the Closing Date.

(l)       Solvency Certificate. On the Closing Date, the Note Agent shall have received a Solvency Certificate from the chief financial officer, treasurer or similar officer of Holdings , demonstrating that after giving effect to the consummation of the Refinancing Transactions Holdings and its Subsidiaries are, on a consolidated basis, Solvent.

(m)       Closing Date Certificate. Holdings and the Issuer shall have delivered to the Note Agent an executed Closing Date Certificate, together with all attachments thereto.

(n)       Intentionally Omitted.

(o)       “Know-Your-Customer”. To the extent requested in writing at least 10 Business Days prior to the Closing Date, the Purchasers shall have received at least 5 Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(p)       Purchase Notice. The Note Agent shall have received a fully executed and delivered Purchase Notice as required pursuant to Section 2.1(b), which Purchase Notices may be delivered on or prior to the Closing Date, together with a flow of funds memorandum attached thereto with respect to the Refinancing Transactions; provided that all certifications made under such Purchase Notice shall be made (or deemed made) as of the Closing Date.

(q)       Representations and Warranties. Each of the representations and warranties contained in Article IV shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date.

(r)       Intentionally Omitted.

(s)       Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations (including all foreign exchange approvals), Gaming Approvals and all consents of other Persons, in each case that are required in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Note Agent.

(t)       No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Note Agent, singly or in the aggregate, materially impairs any of the other transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

(u)       UK PSC Certificate. The Note Agent shall have received on the Closing Date a certificate signed by an authorized signatory of the Issuer certifying that each shareholder of a UK Credit Party has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that UK Credit Party; and no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the shares of a UK Credit Party, together with a copy of the “PSC Register” (within the meaning of section 790C(1) of the Companies Act 2006) of that UK Credit Party, which is certified by an authorized signatory of such UK Credit Party to be correct, complete and not amended or superseded as at the date no earlier than the date of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Note Agent and the Purchasers to enter into this Agreement, each Credit Party represents and warrants to the Note Agent and the Purchasers, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving effect to, the consummation of the Refinancing Transactions):

4.1       Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2       Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Refinancing Transactions. Schedule 6.8 correctly sets forth each of Holdings’ inactive Subsidiaries as of the Closing Date and none of the Subsidiaries set forth thereon owns or maintains assets with Fair Market Value, or as valued in accordance with GAAP, whichever is greater, in excess of $250,000 (other than intercompany assets consisting of obligations payable to such Subsidiaries as of the Closing Date).

4.3       Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4       No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except in the case of clauses (a)(i), (a)(iii), and (c) as would not reasonably be expected to have a Material Adverse Effect.

4.5       Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval (including Gaming Approval) of, or notice to, or other action to, with or by, any Governmental Authority (including any foreign exchange approval), except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and except for filings with TISE in connection with the listing of the Notes.

4.6       Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7       Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.8       Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the Fiscal Year ending on September 30, 2018 through and including the Fiscal Year ending September 30, 2024 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings (which as of delivery thereof, management of Holdings believed were reasonable and attainable); provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9       No Material Adverse Effect. Since September 30, 2017, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10       Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11       Payment of Taxes. Except as otherwise permitted under Section 5.3 or as disclosed against in Schedule 4.11 (a) all Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable, and all other taxes, assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable; (b) there is no Tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor; and (c) there is no Tax imposed by the jurisdiction of organization of Holdings and its Subsidiaries (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such Tax or fee) either (i) on or by virtue of the execution or delivery of the Credit Documents or (ii) on any payment to be made by the Issuer pursuant to the Credit Documents other than, as regards (i) only, any Excluded Taxes, as regards (ii) only, any Tax that is imposed on any Person as a result of such Person being organized under the laws of the Issuer’s jurisdiction of organization or by virtue of having a permanent establishment therein to which income under this Agreement or Notes is attributable and, as regards both (i) and (ii), any deduction or withholding for, or on account of, Taxes which is imposed or levied by or on behalf of a Relevant Taxing Jurisdiction.

4.12       Properties.

(a)      Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)      Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13       Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent (excepting in both circumstances, recycling or recovery of Hazardous Materials used in office equipment or applications in the ordinary course of business). Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14       No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15       Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and all such Material Contracts are in full force and effect and to the knowledge of Holdings and the Issuer there are no material defaults currently existing thereunder as of the Closing Date.

4.16       Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17       Federal Reserve Regulations; Exchange Act.

(a)       None of Holdings, the Issuer or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)       No portion of the proceeds of any Note issuance shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Note or the application of the proceeds from the issuance of such Note to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.18       Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and the Issuer, threatened against any of them in writing before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and the Issuer, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the knowledge of Holdings and the Issuer, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and the Issuer, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19       Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or favorable opinion from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments) has been incurred by Holdings or any of its Subsidiaries. No ERISA Event has occurred or is reasonably expected to occur that would result in a Material Adverse Effect. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings or any of its Subsidiaries. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings or any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that would reasonably be expected and result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA would not reasonably be expected to result in a Material Adverse Effect. Each Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable laws, rules, regulations and orders of any Governmental Authority and has been maintained, where required, in good standing with applicable regulatory authorities. For each Foreign Plan which is not funded or which is not required to be fully funded under all applicable laws, rules, regulations and orders of any Governmental Authority, the unfunded obligations of such Foreign Plan are properly accrued and/or reflected on the books and records of Holdings and its Subsidiaries in all material respects. No Credit Party nor any of its Subsidiaries is or has at any time been (a) an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Act 1993) or (b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

4.20       Solvency. The Credit Parties are, after giving effect to the issuance of the Notes and the other transactions contemplated to occur on the Closing Date, on a consolidated basis, Solvent.

4.21       Compliance with Laws.

(a)      Generally. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)      Anti-Money Laundering Laws, Etc. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries: (i) has taken or will take any action that would constitute or give rise to a violation of Anti-Money Laundering Laws; or (ii) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Money Laundering Laws. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Money Laundering Laws.

(c)      Anti-Corruption Laws, Etc.

(i)       None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries: (A) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage or in other any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws; or (B) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Corruption Laws.

(ii)       Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws. None of the Credit Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law; and

(iii)       The Issuer will not use, directly or indirectly, any part of the proceeds from the issuance of the Notes: (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage; or (B) in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.

(d)       Sanctions. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries (i) is a Sanctioned Person; (ii) has engaged in the past five (5) years or intends to engage in the future in any dealings with, involving or for the benefit of, any Sanctioned Person; (iii) has taken any action, directly or indirectly, that would constitute or give rise to a violation of applicable Sanctions or (iv) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Sanctions. None of the Credit Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to OFAC or any other Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Sanctions. The Issuer will not use, directly or indirectly, any part of any proceeds from the issuance of the Notes: (A) to fund or facilitate any activities or business of, with or involving any Sanctioned Person; or (B) in any manner that would constitute or give rise to a violation of Sanctions by Holdings or any of its Subsidiaries.

4.22       Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Purchaser by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and other forward looking statements or information of a general economic or industry specific nature) contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or the Issuer, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein (when taken as a whole) not materially misleading in light of the circumstances in which the same were made. Any projections, budgets and forward looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Issuer to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or the Issuer (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Purchasers for use in connection with the transactions contemplated hereby.

4.23       Use of Proceeds. The proceeds from the issuance of the Notes shall be used for the purposes set forth in Section 2.3.

4.24       Collateral Documents. The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and upon (i) the purchase of Notes hereunder, (ii) the filing of appropriately completed UCC financing statements and continuations thereof in the jurisdictions specified therein, (iii) with respect to United States Copyright registrations, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Copyright Office, and (iv) with respect to Deposit Accounts maintained at financial institutions located in the U.S., when the Collateral Agent has “control” within the meaning of Section 9-104 of the applicable UCC and (v) with respect to any Collateral Document entered into by a UK Credit Party, the registration of such Collateral Document with the Companies Registration Office in England and Wales and to the extent relevant, the Trade Marks Registry at the Patent Office in England and Wales and the Land Registry in England and Wales, such security interest and Lien shall constitute a fully perfected and First Priority security interest in and Lien upon such right, title and interest of such Credit Party, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such actions.

4.25       Classification as Priority Lien Obligations; Etc. Subject to the Intercreditor Agreement, the Obligations constitute First Priority senior secured obligations of the Credit Parties.

4.26       Certain Indebtedness. As of the Closing Date, the only Indebtedness for borrowed money, Capital Leases and purchase money Indebtedness of Holdings and its Subsidiaries (other than intercompany Indebtedness) consists of the Obligations and other Indebtedness listed on Schedule 6.1, other than Indebtedness, the outstanding principal amount of which does not exceed $1,000,000 in the aggregate.

4.27       Insurance. Holdings and its Subsidiaries maintains the insurance required by Section 5.5. All insurance maintained by Holdings and its Subsidiaries on the Closing Date has been disclosed to the Collateral Agent in writing prior to the Closing Date.

4.28       Intellectual Property; Licenses, Etc. Except as set forth on Schedule 4.28, each of Holdings and its Subsidiaries owns or licenses or otherwise has the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights that are necessary in all material respects for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, and all such Intellectual Property owned by a Credit Party is subsisting and, to the knowledge of such party, valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.28, no such Intellectual Property is the subject of any material licensing agreement as to which any of Holdings or its Subsidiaries is a party. To the knowledge of any of Holdings or its Subsidiaries, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any of Holdings or its Subsidiaries infringes any Patent, Trademark, service mark, trade name, Copyright, license or other Intellectual Property owned by any other Person in any material respect, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Credit Party, threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.29       The Holding Companies. None of the Holding Companies is in violation of the terms of Section 6.13.

4.30       Gaming Approvals. Holdings and its Subsidiaries have (a) all applicable Gaming Licenses necessary for the operation of their business as currently conducted and all such Gaming Licenses are valid and in full force and effect and (b) all other applicable governmental approvals necessary for the operation of their business as currently conducted and all such other governmental approvals are valid and in full force and effect. As of the Closing Date, Schedule 4.30 contains a true, accurate and complete list of all Gaming Licenses, each of which is in full force and effect, and none of Holdings, the Issuer nor any of their Subsidiaries have any knowledge of any default that has occurred and is continuing thereunder, or of any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator, Gaming Authority or other Governmental Authority with respect to any such Gaming License.

4.31       No Directed Selling Efforts. None of the Holding Companies, the Issuer or any of their respective Subsidiaries or “affiliates” (as defined in Rule 405 under the Securities Act) or any persons acting on its or their behalf will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in respect of the Notes.

4.32       Offshore Transactions. Each of the Holding Companies, the Issuer, and their respective Subsidiaries and “affiliates” (as defined in Rule 405 under the Securities Act) and any person acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the Securities Act in connection with the issuance and sale of the Notes.

4.33       Commercial Activity; Absence of Immunity. The Issuer is subject to civil and commercial law with respect to its obligations under the Credit Documents, and the making and performance of the Credit Documents by the Issuer constitute private and commercial acts rather than public or governmental acts. The Issuer is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or the service of process in connection therewith, arising under the Credit Documents.

4.34       Intentionally Omitted.

4.35       Centre of Main Interests. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

4.36       Relevant Member State. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Issuer represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (i) it has not made and will not make an offer of Notes to the public in that Relevant Member State and (ii) the issue of the Notes hereunder does not and shall not require the publication by the Issuer or any other entity of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an ‘offer of the Notes to the public’ in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto including by Directive 2010/73 EU, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

SECTION 4A. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser party hereto on the Closing Date severally and not jointly represents and warrants to the Issuer as of the date hereof and as of the Closing Date as follows:

(a)       Such Purchaser is acquiring the Notes on the Purchase Date for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.

(b)       Such Purchaser understands that the Notes have not been and the Notes, when issued, will not be registered under the Securities Act or any state or other securities law, that the Initial Notes are being issued by the Issuer in transactions exempt from, or not subject to, the registration requirements of the Securities Act, that it must not offer or sell the Notes except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act, or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable State laws.

(c)       Such Purchaser has been furnished with or has had access to the information it has requested from the Issuer and its Subsidiaries and Affiliates and has had an opportunity to discuss with the management of the Issuer and its Subsidiaries and Affiliates the business and financial affairs of the Issuer and its Subsidiaries and Affiliates, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(d)       Except as otherwise disclosed by such Purchaser to the Issuer, such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in the Agreement.

(e)       Such Purchaser is either:

(i)       a Qualified Institutional Buyer or an “institutional accredited investor” (within the meaning of Regulation D under the Securities Act); or

(ii)       a non-U.S. Person (as defined in Regulation S of the Securities Act) that did not become aware of the transactions contemplated by this Agreement by means of any directed selling efforts (within the meaning of Regulation S of the Securities Act) and, to the knowledge of such Purchaser the transactions contemplated by this Agreement are not part of a plan or scheme to evade the registration requirements of the Securities Act.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1       Financial Statements and Other Reports. Holdings and the Issuer will deliver to each Agent and Purchasers:

(a)       [Reserved]

(b)       Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending June 30, 2018, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (it being understood that the delivery by Holdings of quarterly reports on Form 10-Q of Holdings shall satisfy the requirements of this Section 5.1(b) unless delivery to the Note Agent is requested by the Required Purchasers in writing);

(c)       Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year ending after the Closing Date (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and (if requested by the Required Purchasers in writing) the corresponding figures from the Budget for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon by independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to the Note Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, (except for any such qualification pertaining to the maturity of any Indebtedness occurring within the four Fiscal Quarter period following the relevant audit opinion or any actual anticipated breach of any financial covenant under any Indebtedness),and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(d)       Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)       Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Note Agent;

(f)       Notice of Default. Promptly upon any Responsible Officer of Holdings or the Issuer obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default under any Credit Document; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Issuer has taken, is taking and proposes to take with respect thereto;

(g)       Notice of Litigation, Gaming Authority Action. Promptly upon any Responsible Officer of Holdings or the Issuer obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Issuer to Purchasers, including any Adverse Proceeding by any Gaming Authority or with respect to any Gaming License, or (ii) any development in any Adverse Proceeding (including any Adverse Proceeding by any Gaming Authority or with respect to any Gaming License) that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or the Issuer (including delivery of copies of notices received by the Issuer) to enable Purchasers and their counsel to evaluate such matters;

(h)       Pension Plans; ERISA.

(i)       Upon reasonable request from the Note Agent, copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then statutory or auditing requirements;

(ii)       (x) Promptly (but in any event within fifteen (15) days) upon a Responsible Officer becoming aware of the occurrence of or forthcoming occurrence of (i) any ERISA Event, (ii) the adoption of any new Pension Plan by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates or the adoption of any new Foreign Plan that provides pension benefits by any Credit Party or any of its Subsidiaries, or (iii) the commencement of contributions by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Multiemployer Plan, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (y) (1) upon reasonable request from the Note Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (2) within fifteen (15) days of receipt, copies of any notices received by Holdings or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event applicable to such Multiemployer Plan; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan and any Foreign Plan as the Note Agent shall reasonably request;

(i)       Reserved.

(j)       Reserved.

(k)       Information Regarding Collateral. Prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. The Issuer agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Issuer also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(l)       Annual Collateral Verification. Concurrently with the delivery of the financial statements under Section 5.1(c) for each Fiscal Year, a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(m)       Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The Issuer shall immediately notify the Note Agent in the event that any Responsible Officer becomes aware that it or any Credit Party or any of their respective Subsidiaries, directors, officers or employees becomes subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Promptly following any request therefor, the Issuer shall provide any information and documentation reasonably requested by the Note Agent or any Purchaser for purposes of compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(n)       Budget. As soon as practicable and in any event no later than forty-five (45) days after the beginning of each Fiscal Year, a reasonably detailed consolidated annual budget for such fiscal year (the “Budget”); which Budget shall in each case be accompanied by a Financial Officer Certification and a Narrative Report with respect thereto;

(o)       Board Reports. Promptly upon their becoming available, copies of all presentations, reports, notices and statements delivered by management to the board of directors (or similar governing body) of Holdings; provided that Holdings shall not be required to disclose or provide any information that would reasonably be expected (as determined by Holdings) to create a conflict of interest for the Credit Parties or any of their Subsidiaries to the extent made available to the Note Agent or any Purchaser; provided, further, that Holdings shall not be required to disclose or provide any information pursuant to this Section 5.1(o) (i) in respect of which disclosure to the Note Agent or any Purchaser (or any of their respective representatives) is prohibited by any applicable Law, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product, or (iii) in respect of which Holdings or any Subsidiary is a party to an agreement with a third party that imposes confidentiality obligations on such member of Holdings or such Subsidiary and would violate the applicable confidentiality provisions of such agreement; provided, further that in the event that Holdings does not provide information in reliance on the preceding clause (ii) or (iii) due to confidentiality or waiver concerns, Holdings shall provide notice to the Note Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

(p)       Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements or other items required by the SEC or TISE which are sent or made available generally by Holdings or the Issuer to their respective board of directors or security holders acting in such capacity or by any Subsidiary of Holdings to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Holdings to its security holders other than another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange, TISE, SEC or any other Governmental Authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or any Purchaser; provided that Holdings shall not be required to disclose or provide any information that would reasonably be expected (as determined by Holdings in good faith) to create a conflict of interest for the Credit Parties or any of their Subsidiaries to the extent made available to the Note Agent or any Purchaser; provided, further, that Holdings shall not be required to disclose or provide any information pursuant to this Section 5.1(p) (i) in respect of which disclosure to the Note Agent or any Purchaser (or any of their respective representatives) is prohibited by any applicable Law, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product, or (iii) in respect of which Holdings or any Subsidiary is a party to an agreement with a third party that imposes confidentiality obligations on such member of Holdings or such Subsidiary and would violate the applicable confidentiality provisions of such agreement; provided, further that in the event that Holdings does not provide information in reliance on the preceding clause (ii) or (iii) due to confidentiality or waiver concerns, Holdings shall provide notice to the Note Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. In addition to the foregoing, the Issuer shall furnish to the Purchasers and prospective investors, upon the written request of such parties, any information required to be delivered pursuant to Rule 144A under the Securities Act so long as the Notes are not freely transferable by persons who are not “affiliates” under the Securities Act.

(q)       Electronic Delivery.

(i)       Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to the Note Agent all information, documents and other materials that it is obligated to furnish to the Note Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for an extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in accordance with Section 10.1(c).

(ii)       The Note Agent agrees that the receipt of the Communications in accordance with Section 10.1(c) shall constitute effective delivery of the Communications to the Note Agent for purposes of this Section 5.1(q) unless otherwise requested by the Note Agent pursuant to Section 10.1(c).

(iii)       Nothing in this Section 5.1(q) shall prejudice the right of any Agent or any Purchaser to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(iv)       Documents required to be delivered pursuant to Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings (A) files any such document with the SEC’s EDGAR system (or any successor thereto) in a manner accessible to the public at large or (B) posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Purchaser and the Note Agent have access (whether a commercial, third-party website or whether sponsored by the Note Agent). The Note Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

5.2       Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business (including, without limitation all Gaming Approvals); provided, no Credit Party (other than the Issuer with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Purchasers. Each Credit Party will, and will cause each of its Subsidiaries to, ensure that none of the Subsidiaries set forth on Schedule 6.8, individually, owns or maintains assets which have Fair Market Value, or as determined in accordance with GAAP, whichever is greater, in excess of $250,000 at any time, unless such Subsidiary becomes a Guarantor hereunder and a Grantor under the Security Agreements (or any similar document) in accordance with Section 5.10.

5.3       Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (b) the failure to so pay any such Tax or claim would not reasonably be expected to have a Material Adverse Effect. No Credit Party will, nor will it permit any of its Subsidiaries to, (x) file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries) or (y) change its residence for Tax purposes.

5.4       Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5       Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such liability insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance in compliance with any applicable regulations with respect to each Real Estate Asset which is subject to a mortgage in favor of the Collateral Agent, for the benefit of Secured Parties, and located in an area designated by any Governmental Authority as having special flood or mud slide hazards, and (b) replacement value casualty insurance (or reasonably equivalent policy) on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance payable to Holdings or any of its Subsidiaries shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a lender’s loss payable endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as lender loss payee thereunder and provide for at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Collateral Agent of any modification or cancellation of such policy.

5.6       Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Purchaser (including the right to appoint third party agents) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (but only to the extent a Responsible Officer has been provided a bona fide opportunity to attend such meeting), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall not be required to permit or reimburse the Purchasers, taken as a whole, for more than one such visit or inspection in any calendar year.

5.7       Quarterly Calls. Holdings and the Issuer will, upon the request of the Note Agent or the Requisite Purchasers, participate in quarterly conference calls of the Note Agent and Purchasers in connection with the delivery of the financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and (c) at such time as may be agreed to by the Issuer and the Note Agent.

5.8       Compliance with Laws and Contractual Obligations.

(a)       Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply (i) with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable ERISA and all Environmental Laws, Gaming Laws, OFAC, the PATRIOT Act, the FCPA, and/or any Anti-Terrorism Law and Anti-Corruption Law) and (ii) Contractual Obligations, in each case, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       Each Credit Party will comply, and shall cause its Subsidiaries and any of their respective directors, officers and employees to comply, with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions in all material respects. Each Credit Party shall continue to maintain in effect and enforce, and shall procure that each of its Subsidiaries continues to maintain in effect and enforce, policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.9       Environmental.

(a)       Environmental Disclosure. Holdings will deliver to the Note Agent (who will supply copies to the Purchasers if requested):

(i)       as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any Environmental Claims;

(ii)       promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by Holdings or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings or the Issuer’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)       as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported by Holdings or any of its Subsidiaries to any Governmental Authority, and (3) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)       prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)       with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Note Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)       Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10       Covenant to Guarantee Obligations and Provide Security. In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary) of Issuer, Issuer shall (a) promptly cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Security Agreements by executing and delivering to the Note Agent and the Collateral Agent a Counterpart Agreement or in respect of a Subsidiary which is incorporated in England and Wales, enter into a UK Security Document on the same terms as the UK Collateral Agreement and its shares charged on the same terms as the UK Share Charge Agreement, or in respect of a Subsidiary which is incorporated in the U.S. or Gibraltar, enter into, as applicable, a U.S. Security Document or Gibraltar Security Document on the same terms as the U.S. Security Agreement or the Gibraltar Collateral Agreement and its shares pledged or charged on the same terms as the U.S. Security Agreement or the Gibraltar Pledge Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents (including, where customary and appropriate, collateral and security documentation in additional applicable jurisdictions), instruments, agreements, legal opinions and certificates reasonably requested by the Collateral Agent. With respect to each such Subsidiary, the Issuer shall promptly send to the Note Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Issuer, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Issuer; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11       Additional Material Real Estate Assets.

(a)       In the event that any Credit Party acquires a Material Real Estate Asset, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including the items specified in Section 5.11(d), that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets, subject to Permitted Liens.

(b)       [Reserved].

(c)       The Issuer shall, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Mortgage.

(d)       In the case of any Material Real Estate Asset referred to in Section 5.11(a), the applicable Credit Party shall provide, the Collateral Agent with Mortgages with respect to such Real Estate Asset (each, a “Mortgaged Property”), as the case may be, within sixty (60) days of the acquisition of such Real Estate Asset (or such longer period as to which the Collateral Agent may agree) together with:

(i)       evidence that counterparts of any such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees that are due and payable have been paid or otherwise provided for in a manner reasonably satisfactory to the Note Agent;

(ii)       an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii)       mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the Fair Market Value of each Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records; and

(iv)       such surveys, abstracts, appraisals and other documents as the Collateral Agent may reasonably request.

5.12       Further Assurances. At any time or from time to time upon the reasonable request of the Note Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Note Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Note Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Credit Parties.

5.13       Cash Management. Any Credit Party which holds a Deposit Account or Securities Account maintained at a financial institution in the U.S. shall maintain at all times Cash and Cash Equivalents at Deposit Accounts or Securities Accounts with any financial institution that has entered into a Control Agreement other than Cash or Cash Equivalents held in Excluded Accounts; provided that Control Agreements required to be delivered under this Section 5.13 with respect to Deposit Accounts and Securities Accounts existing as of the Closing Date shall be subject to the post-closing delivery period set forth in Section 5.14.

5.14       Post-Closing Obligations.

(a)       Within thirty (30) days of the Closing Date (or such later date as the Note Agent shall approve), the Credit Parties shall deliver to the Collateral Agent, with respect to the insurance required to be maintained pursuant to Section 5.5, the endorsements required by Section 5.5.

(b)       Within ten (10) days of the Closing Date (or such later date as the Note Agent shall approve), the Credit Parties shall deliver to the Collateral Agent a copy of a Counterpart Agreement executed and delivered by Inspired Gaming (Gibraltar) Ltd. (together with any other customary deliverables in connection with such document), in each case in form and substance reasonably satisfactory to the Note Agent.

(c)       Within thirty (30) days of the Closing Date (or such later date as the Note Agent shall approve), the Credit Parties shall deliver to the Collateral Agent copies of the Gibraltar Security Documents, in each case executed and delivered by each Credit Party which is a party thereto (together with customary legal opinions and any other customary deliverables in connection with such documents), in each case in form and substance reasonably satisfactory to the Note Agent.

5.15       TISE Listing. The Issuer shall obtain, prior to the first Interest Payment Date following the Closing Date, and thereafter shall maintain, for so long as the Notes are outstanding, the listing of the Notes on TISE, which action may include submission of information, documentation and statements, making required disclosures in respect of the terms of the Notes or the financial condition of the Issuer, and assuming responsibility for information and statements and payment of related fees, costs and expenses.

5.16       Financial Assistance. Each Credit Party shall (and shall ensure that each of its Subsidiaries shall) comply in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Collateral Documents and payments of amounts due under this Agreement.

5.17       Foreign Plans.

(a)        Each Credit Party shall ensure that neither it nor any of its Subsidiaries are or have been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupation pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) or a “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

(b)        Each Credit Party shall immediately notify the Note Agent (i) of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice it or any of its Subsidiaries; and (ii) if it receives a Financial Support Direction or a Contribution Notice form the Pensions Regulator.

5.18       People with Significant Control Regime.

(a)        Each UK Credit Party agrees that: (i) it shall not issue a PSC Notice to any person unless required to do so by law; and (ii) it shall send a copy of any PSC Notice issued to any person to the Note Agent within two Business Days of sending it to that person.

(b)        If at any time any Credit Party receives a PSC Notice from a UK Credit Party it shall (i) within 2 Business Days send a copy of that PSC Notice to the Note Agent; (ii) where applicable, promptly respond with the information which it is required by that PSC Notice to give to that UK Credit Party (and in any event, such UK Credit Party shall respond not later than five Business Days prior to the end of the period prescribed by law for so doing); and (iii) send a copy of such response to the Note Agent at the same time as it sends such response to the applicable UK Credit Party.

SECTION 6.    NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1       Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)       the Obligations;

(b)       Indebtedness of any Credit Party to any other Credit Party or of Inspired Gaming Spain SL to any other Credit Party; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Credit Party for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d) or Section 6.6(n);

(c)       Indebtedness of any Credit Party owing to Inspired Gaming Spain SL; provided that (i) such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note and (ii) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (c) shall not exceed $250,000 at any time;

(d)       Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e)       Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and/or securities accounts;

(f)       guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(g)       (i) guaranties by Holdings or any of its Subsidiaries of the Obligations and the Indebtedness in respect of the Revolving Credit Facility and (ii) guaranties by the Issuer of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary of Indebtedness of the Issuer or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h)       Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to Purchasers than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i)       Indebtedness of the Issuer or its Subsidiaries and U.S. Gaming with respect to Capital Lease Obligations and purchase money Obligations in an aggregate amount not to exceed at any time $5,000,000; provided that any such Indebtedness (i) is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, construction, lease or improvement of the asset financed and (ii) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(j)       (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Issuer or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) of this Section 6.1(j), so long as (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced, and (iii) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property, in each case. acquired in a Permitted Acquisition) (“Earn Out Indebtedness”), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Issuer or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries; provided that (A) Indebtedness which is permitted under this Section 6.1(j) (other than Earn Out Indebtedness, the terms of which require that payment therefor be made solely in the form of Equity Interests of Holdings), shall not exceed an aggregate amount of $1,000,000 at any one time outstanding and (B) in the case of Indebtedness referred to in subclause (i) of this Section 6.1(j), (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such Person that so becomes a Subsidiary and its acquired Subsidiaries);

(k)      Indebtedness owing under Hedging Agreements entered into in the ordinary course in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(l)       Indebtedness representing deferred compensation to employees, officers and consultants or former employees or directors and consultants of Holdings and its Subsidiaries, in each case, payable in the ordinary course of business and in an aggregate amount not to exceed $2,000,000 in any Fiscal Year and $3,000,000 at any one time outstanding (excluding any such deferred compensation which is solely payable in Equity Interests or which will be, and is, extinguished within 15 months of the first day of the fiscal year in which such compensation is awarded).

(m)     Indebtedness under the Revolving Credit Facility not to exceed GBP 7,500,000 and any Permitted Refinancing Indebtedness in respect thereof;

(n)      Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(o)      Indebtedness incurred in respect of corporate credit cards, credit card processing services, debit cards, purchase cards (including p-cards) or other similar cash management services incurred in the ordinary course of business;

(p)      Indebtedness incurred in the ordinary course of business in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(q)      intercompany cash management obligations, royalty fees, “cost-plus” and/or transfer pricing arrangements in the ordinary course of business and consistent with past practice; and

(r)       unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default.

6.2       Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)       Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)       Liens for Taxes if (i) obligations with respect to such Taxes are being contested as required by Section 5.3 or (ii) the amount of obligations with respect to such Taxes does not exceed $750,000 in the aggregate;

(c)      statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)      Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)      easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f)       any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)      Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)      purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into, consignment and/or the sale of accounts receivable, in each case, in the ordinary course of business;

(i)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)       any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)      non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Issuer or such Subsidiary or exclusive licenses of such type to the extent permitted under 6.8(h);

(l)       Liens described in Schedule 6.2;

(m)     Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired, constructed, leased or improved with the proceeds of such Indebtedness;

(n)      Liens securing Indebtedness permitted by subclause (i) of Section 6.1(j), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Issuer or its Subsidiaries;

(o)       other Liens not exceeding $1,000,000; provided that immediately prior to, and after giving effect to the creation of such Lien, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(p)       Liens securing Indebtedness permitted under Section 6.1(k) and incurred under (i) the Nomura Hedging Agreement, and (ii) any other Specified Hedging Agreement so long as the aggregate Net Mark-to-Market Exposure in respect of all such Specified Hedging Agreements entered into pursuant to this clause (ii) shall not exceed $2,000,000 and all such Liens shall be subject to the Intercreditor Agreement;

(q)       attachments, appeal bonds, judgments and other similar Liens not resulting in an Event of Default arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(r)       Liens securing the obligations under the Revolving Credit Facility and any Permitted Refinancing Indebtedness in respect thereof, in each case, subject to the Intercreditor Agreement;

(s)       Liens securing Indebtedness permitted under Section 6.1(n) hereof on the policies being financed, including in respect thereof, all returns of premium, dividend payments and loss payments which reduce unearned premiums;

(t)       Liens (i) that are contractual rights of setoff relating to (A) the establishment of depositary relations with banks, (B) pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (C) purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) encumbering reasonable customary initial deposits and margin deposits and (iii) securing Indebtedness permitted by Section 6.1(c);

(u)       Liens in favor of collecting banks arising under Section 4-210 of the UCC and other banker’s Liens arising by operation of law;

(v)       Liens or rights of setoff against credit balances with any credit card issuer or credit card processor or amounts owing by credit card issues or credit card processers to Holdings or any of its Subsidiaries in the ordinary course of business to secure the obligations of to such credit card issuer or credit card processor as a result of any fees and chargebacks; and

(w)       Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or arising out of Article 2 of the UCC, or (ii) on inventory or other goods and proceeds securing obligations in respect of letters of credit and bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods.

6.3       No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale (or an Asset Sale that will result in Payment in Full), (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions identified on Schedule 6.3, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4       Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except that (a) any Subsidiary of Holdings may declare and pay dividends or make other distributions ratably on its equity holders, (b) with respect to Subordinated Indebtedness, Holdings or any Subsidiary may (i) in each case to the extent due and payable on a non-accelerated basis and permitted under the subordination agreement or subordination provisions applicable thereto (the terms of which are reasonably satisfactory to the Note Agent) make regularly scheduled payments of principal and interest and payment of fees, expenses and indemnification obligations in respect of Subordinated Indebtedness (including customary “AHYDO catch-up payments” permitted by such subordination agreement or subordination provisions applicable thereto) and (ii) so long as no Event of Default shall have occurred and be continuing, consummate incurrence of any Permitted Refinancing Indebtedness in respect thereof, (c) with respect to any Earn Out Indebtedness (other than Earn Out Indebtedness which requires or permits that payment therefor be made solely in the form of Equity Interests of Holdings), so long as no Event of Default shall have occurred and be continuing and the Issuer is in pro forma compliance with Section 6.7, Holdings or any Subsidiary may make payments thereof as and when due and owing thereunder and (d) with respect to any Subordinated Indebtedness or Earn-Out Indebtedness, Holdings or any Subsidiary may convert or exchange any such Indebtedness or make payments thereunder by the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings.

6.5       Restrictions on Subsidiary Distributions. Except as provided herein or under the Revolving Credit Facility, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Issuer to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Issuer or any other Subsidiary of the Issuer, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Issuer or any other Subsidiary of the Issuer, (c) make loans or advances to the Issuer or any other Subsidiary of the Issuer, or (d) transfer, lease or license any of its property or assets to the Issuer or any other Subsidiary of the Issuer other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(i) and 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting, other transfers or requirements in net worth contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) described on Schedule 6.5 or (v) in agreements relating to Asset Sales permitted hereunder (or an Asset Sale that will result in Payment in Full).

6.6       Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)       Investments in Cash and Cash Equivalents;

(b)       equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Issuer and any wholly-owned Guarantor Subsidiary of Holdings;

(c)       Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or suppliers and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business of Holdings and its Subsidiaries;

(d)       intercompany loans to Credit Parties to the extent permitted under Section 6.1(b);

(e)       (i) Consolidated Maintenance Capital Expenditures with respect to the Issuer and the Guarantors and (ii) Consolidated Growth Capital Expenditures (excluding, for the avoidance of doubt, expenditures for labor, or in respect of purchased software, internally developed software and software enhancements that, in each case, in conformity with GAAP, are or are required to be reflected as capitalized costs, and excluding Permitted Acquisitions) in an aggregate amount under this clause (ii) not to exceed $10,000,000 in any Fiscal Year;

(f)       loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $100,000;

(g)       Permitted Acquisitions;

(h)       Investments described in Schedule 6.6 or permitted by Section 6.1(q);

(i)       Hedging Agreements which constitute Investments entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(j)       Investments acquired in connection with the settlement of delinquent accounts or disputes in the ordinary course of business, upon foreclosure with respect to any secured Investment or other transfer of title or as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(k)       promissory notes and other non-cash consideration received in connection with dispositions permitted pursuant to Section 6.8;

(l)       Investments (i) consisting of extensions of trade credit and (ii) consisting of endorsement of negotiable instruments in the ordinary course;

(m)       Investments to the extent that payment therefor is made solely with Equity Interests of Holdings (other than Disqualified Equity Interests);

(n)       Investments in Inspired Gaming Spain SL after the Closing Date in an aggregate amount not to exceed $250,000 outstanding at any time, less any cash returns thereon; and

(o)       Holdings and its Subsidiaries may make additional Investments in an aggregate amount not to exceed $1,000,000 during the term of this Agreement.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.4.

6.7       Financial Covenants.

(a)       Total Leverage Ratio. The Issuer shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to exceed the corresponding ratio set forth:

Fiscal Quarter	Total Leverage Ratio
September 30, 2018	3.50:1.00
December 31, 2018	3.50:1.00
March 31, 2019	3.50:1.00
June 30, 2019	3.50:1.00
September 30, 2019	3.25:1.00
December 31, 2019	3.25:1.00
March 31, 2020	3.25:1.00
June 30, 2020	3.25:1.00
September 30, 2020	3.00:1.00
December 31, 2020	3.00:1.00
March 31, 2021	3.00:1.00
June 30, 2021	3.00:1.00
September 30, 2021 and thereafter	2.75:1.00

(b)       Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
September 30, 2019	1.15:1.00
December 31, 2019	1.15:1.00
March 31, 2020	1.15:1.00
June 30, 2020	1.15:1.00
September 30, 2020	1.25:1.00
December 31, 2020	1.25:1.00
March 31, 2021	1.25:1.00
June 30, 2021	1.25:1.00
September 30, 2021	1.30:1.00
December 31, 2021	1.30:1.00
March 31, 2022	1.30:1.00
June 30, 2022	1.30:1.00

Fiscal Quarter	Fixed Charge Coverage Ratio
September 30, 2022 and thereafter	1.35:1.00

(c)       Minimum Liquidity. Holdings shall not permit, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2018), the aggregate amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date that, in each case, are free and clear of all Liens (other than Liens in favor of Collateral Agent for the benefit of Secured Parties, Liens pursuant to the Revolving Credit Facility and nonconsensual Liens permitted by Section 6.2) to be less than $5,000,000.

6.8       Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or consummate a Disposition, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)       (i) any Subsidiary of the Issuer (including those listed on Schedule 6.8) may be merged with or into the Issuer or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Issuer or any Guarantor Subsidiary; provided, in the case of such a merger, the Issuer or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person; or (ii) subject to the requirements of Section 6.13 any Subsidiary of Holdings that is a direct or indirect parent entity of the Issuer may be merged with or into another Guarantor that is a direct or indirect parent entity of the Issuer, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Guarantor that is a direct or indirect parent entity of the Issuer, so long as Holdings remains the direct or indirect parent entity of the Issuer;

(b)       sales or other dispositions of assets that do not constitute Asset Sales;

(c)       (x) Asset Sales, including the sale of Machine Assets, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at Fair Market Value in the case of other non-Cash proceeds) (i) are less than $1,000,000 with respect to any single Asset Sale or series of related Asset Sales, (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $2,500,000 and (iii) when aggregated with the proceeds of all other Asset Sales made during the term of this Agreement, are less than $5,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the board of directors of the Issuer (or similar governing body)), (2) no less than 100% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a); and (y) Asset Sales of Machine Assets in the ordinary course of business following the expiration or termination of the applicable customer contract or other arrangement with respect to such Machine Assets, provided that the net book value of all Machine Assets so sold shall not exceed $3,000,000 in the aggregate in any Fiscal Year;

(d)       disposals of obsolete, worn out or surplus property;

(e)       Permitted Acquisitions;

(f)       Investments made in accordance with Section 6.6 or Dispositions of Subsidiary Interests made in accordance with Section 6.9;

(g)       the use of cash or Cash Equivalents in a manner not prohibited by the Loan Documents;

(h)       (i) non-exclusive licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Holdings and its Subsidiaries, taken as a whole and (ii) exclusive licenses created after the Closing Date of assets or Intellectual Property with respect to any particular country or geographic region, where (x) the aggregate revenues generated by such country or geographic region does not represent more than 3% (or, in the case of the U.S., 10%) of the total revenues of Holding and its Subsidiaries for the most recent period of four consecutive Fiscal Quarters on or prior to the date of the granting of such license and (y) such exclusive licenses do not interfere in any respect with the ordinary course of business, or materially detract from the value of, the business of Holdings and its Subsidiaries;

(i)       the lapse, abandonment or other dispositions of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of Holdings and its Subsidiaries;

(j)       dispositions resulting from Casualty Events upon receipt of the Net Insurance/Condemnation Proceeds of such Casualty Event;

(k)       sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(l)       the granting of Permitted Liens and the making of Restricted Payments otherwise permitted under Section 6.4;

(m)       (i) the expiration of any option held Holdings or any Subsidiary, (ii) the termination of any lease in the ordinary course of business and (iii) any surrender, termination or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)       any disposition of assets consummated in connection with the liquidation, winding up or dissolution of any Inactive Subsidiary set forth on Schedule 6.8;

(o)       to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition are promptly applied to the purchase price of such replacement property; provided that no Machine Assets shall be exchanged or otherwise Disposed pursuant to this clause (n);

(p)       termination of Hedging Agreements in the ordinary course of business; and

(q)       dispositions of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement.

6.9         Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except, in each case, to another Credit Party or any Subsidiary thereof to the extent permitted by Section 6.8, or to qualify directors if required by applicable law.

6.10       Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease , in each case, except to the extent effectuated to enter into a Capital Lease permitted in Section 6.1.

6.11       Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are materially less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (i) any transaction between or among (x) a Credit Party and any non-Guarantor Subsidiary in the ordinary course of business and consistent with past practice or (y) any Credit Parties; (ii) reasonable and customary fees and indemnities paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (iii) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; and (iv) transactions described in Schedule 6.11 (but not any changes thereto).

6.12       Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or reasonably related or ancillary businesses and (ii) such other lines of business as may be consented to by Requisite Purchasers.

6.13       Permitted Activities of the Holding Companies. Holdings shall not, nor shall it permit any other Holding Company to, (a) incur, directly or indirectly, any Indebtedness other than the Indebtedness under (i) this Agreement and the other Credit Documents, (ii) the Revolving Credit Facility and any Permitted Refinancing Indebtedness in respect thereof, (iii) any Specified Hedging Agreement, and (iv) intercompany Indebtedness permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding the Equity Interests of its Subsidiaries, (ii) issuing and selling its own Equity Interests, (iii) in the case of Holdings, maintaining its existence as a public company and preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests, (iv) receiving, and holding proceeds of, Restricted Payments from its Subsidiaries, (v) as necessary to consummate any Permitted Acquisition in accordance with the terms of this Agreement, (vi) making Restricted Payments and Investments to the extent permitted by this Agreement, (vii) providing administrative services to its Subsidiaries and (viii) activities incidental to any of the foregoing; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided that notwithstanding the foregoing, (x) Holdings shall not hold Equity Interests or Investments in any Person other than DMWSL 633; and (y) DMWSL 633 shall not hold Equity Interests or Investments in any Person other than DMWSL 632.

6.14       Amendments or Waivers of Organizational Documents. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner materially adverse to the Purchasers without in each case obtaining the prior written consent of the Requisite Purchasers to such amendment, restatement, supplement or other modification or waiver.

6.15       Amendments or Waivers of with respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof). No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Specified Hedging Agreement or Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the counterparty under such Specified Hedging Agreement or the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Purchasers.

6.16       Accounting Method. No Credit Party shall, nor shall it permit any of its Subsidiaries to modify or change its fiscal year, Fiscal Quarter or its method of accounting (other than as may be required to conform to GAAP), unless such change shall be to move its Fiscal Year end to December 31.

6.17       Centre of Main Interests. No Credit Party whose jurisdiction of incorporation is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended and updated) where that change would materially and adversely affect the interests of the Purchasers as a whole.

SECTION 7. GUARANTY

7.1       Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Note Agent, for the ratable benefit of the Beneficiaries, the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2       Contribution by Guarantors. All Guarantor Subsidiaries desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor Subsidiary is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3       Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Note Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Issuer’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Issuer for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4       Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)       this Guaranty is a guaranty of payment when due and not of collectability. Subject to Section 7.3, this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)       the Note Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Issuer and any Beneficiary with respect to the existence of such Event of Default;

(c)       the obligations of each Guarantor hereunder are independent of the obligations of the Issuer and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Issuer, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Issuer or any of such other guarantors and whether or not the Issuer is joined in any such action or actions;

(d)       payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Note Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)       any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the Nomura Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Nomura Hedging Agreement; and

(f)       this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations or the Nomura Hedging Agreement; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, the Nomura Hedging Agreement or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, the Nomura Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or the Nomura Hedging Agreement or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Issuer may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5       Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Issuer, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer or any other Guarantor from any cause other than Payment in Full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under the Nomura Hedging Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Issuer and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6       Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Issuer or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Issuer with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Issuer, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Issuer or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Issuer, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly Paid in Full in Cash, such amount shall be held in trust for the Note Agent on behalf of Beneficiaries and shall forthwith be paid over to the Note Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7       Subordination of Other Obligations. Any Indebtedness of the Issuer or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Note Agent on behalf of Beneficiaries and shall forthwith be paid over to the Note Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8        Continuing Guaranty . This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full in Cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9        Authority of Guarantors or the Issuer. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Issuer or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10      Financial Condition of the Issuer. Any credit extension evidenced by a Note may be continued from time to time may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Issuer at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Issuer. Each Guarantor has adequate means to obtain information from the Issuer on a continuing basis concerning the financial condition of the Issuer and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Issuer and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Issuer now known or hereafter known by any Beneficiary.

7.11      Bankruptcy, Etc.

(a)         So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Note Agent acting pursuant to the instructions of Requisite Purchasers, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Issuer or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Issuer or any other Guarantor or by any defense which the Issuer or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)         Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Issuer or any of its Subsidiaries of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Note Agent, or allow the claim of the Note Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)         In the event that all or any portion of the Guaranteed Obligations are paid by the Issuer or any of its Subsidiaries, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12      Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be Disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Disposition.

7.13      Specific Limitations on UK Credit Parties. This guarantee does not apply to any liability to the extent (and solely to the extent) that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

7.14      Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.14 shall remain in full force and effect until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash. Each Qualified ECP Guarantor intends that this Section 7.14 constitute, and this Section 7.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1        Events of Default. If any one or more of the following conditions or events shall occur:

(a)         Failure to Make Payments When Due. Failure by the Issuer to pay (i) when due any principal amount of any Note, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Note, any fee, premium (including Prepayment Premium and Exit Premium) or any other amount due hereunder, in the case of this clause (ii), within three Business Days after the date due; or

(b)         Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount (or Net Mark-to-Market Exposure) of $2,000,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $2,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)         Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 2.3, Section 5.2 (solely as to the Issuer), Section 5.14, Section 5.15 or Section 6, (ii) Section 5.1(d), Section 5.1(f)(i), Section 5.6 or Section 5.13 and such default under this clause (ii) shall not have been remedied or waived within five Business Days or (iii) Section 5.1(b) or Section 5.1(c) and such default under this clause (iii) shall not have been remedied or waived within ten Business Days; or

(d)         Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)         Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Responsible Officer of such Credit Party becoming aware of such default or (ii) receipt by the Issuer of notice from the Note Agent or any Purchaser of such default; or

(f)          Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; (ii) a moratorium is declared in respect of any indebtedness of any UK Credit Party and if such a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium, or (iii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, or any other corporate action, legal proceedings or other formal procedure or step is taken in relation to (A) the suspension of payments, moratorium of any indebtedness, winding-up, dissolution, administration or reorganization of Holdings or any of its Subsidiaries (other than an inactive Subsidiary listed on Schedule 6.8), (B) a composition, compromise, assignment or arrangement with any creditor of Holdings or any of its Subsidiaries or (C) the appointment of liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Holdings or any of its Subsidiaries (other than an inactive Subsidiary listed on Schedule 6.8) or (D) enforcement of any Lien over the assets of Holdings or any of its Subsidiaries and any such event described in this clause (iii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)         Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to restructuring any of its indebtedness; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries, or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)         Judgments and Attachments; Proceedings. Any money judgment, writ or warrant of attachment or similar process involving (A) in any individual case an amount in excess of $2,000,000 or (B) in the aggregate at any time an amount in excess of $2,000,000 (in either case to the extent not adequately covered by insurance as to which the Issuer’s insurance company has not denied coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)          Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)          Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect; or

(k)         Change of Control. A Change of Control shall occur; or

(l)          Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Purchasers, under any Credit Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents or (iv) the Obligations shall cease to constitute (subject to the terms of the Intercreditor Agreement) First Priority obligations of the Credit Parties ; or

(m)        Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the documents governing such Subordinated Indebtedness; or

(n)         Gaming License Revocation. There shall have occurred a License Revocation by any Gaming Authority in one or more jurisdictions in which Holdings or any of its Subsidiaries operates or provides gaming services (whether online or otherwise), which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Holdings and/or the Subsidiaries that in the most recent Test Period accounted for five percent (5%) or more of the gross revenues of Holdings and its Subsidiaries on a consolidated basis and such License Revocation continues for a period of fifteen (15) consecutive days;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Purchasers, upon notice to the Issuer by the Note Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium (including the Prepayment Premium and the Exit Premium) on the Notes, and (II) all other Obligations; and (B) the Note Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

8.2        Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any Credit Document, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Notes hereunder, any and all payments received by the Note Agent, including proceeds of Collateral, shall be applied subject to the Intercreditor Agreement:

(i)           first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Note Agent and the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral;

(ii)         second, to all fees, premium (including the Prepayment Premium and the Exit Premium), costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Purchaser with respect to this Agreement, the other Credit Documents or the Collateral;

(iii)        third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

(iv)         fourth, to the principal amount of the Obligations;

(v)          fifth, to any other Indebtedness or obligations of any Credit Party owing to the Note Agent, any Purchaser or any other Secured Party under the Credit Documents for which the Note Agent has received written notice of such Obligations as being outstanding; and

(vi)        sixth, to the Issuer or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

SECTION 9. AGENTS

9.1        Appointment of Agents. Cortland is hereby appointed the Note Agent and the Collateral Agent hereunder and under the other Credit Documents and each Purchaser hereby authorizes Cortland to act as the Note Agent and the Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and Purchasers and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof (except as to Sections 9.1, 9.7 and 9.8). In performing its functions and duties hereunder, each Agent shall act solely as an agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Issuer or any of its Subsidiaries.

9.2        Powers and Duties. Each Purchaser irrevocably authorizes each Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Purchaser or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3        General Immunity.

(a)         No Responsibility for Certain Matters. No Agent shall be responsible to any Purchaser for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Purchasers or by or on behalf of any Credit Party to any Agent or any Purchaser in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds from the issuance of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. No Agent shall be deemed to have any knowledge of any Default or Event of Default unless and until such Agent has received written notice (conspicuously identified as a “notice of default”) providing sufficient detail of such default is given to such Agent by Issuer or any Purchaser, and promptly upon such receipt, the Note Agent shall so notify each Purchaser, the Collateral Agent and the Issuer of such default. Anything contained herein to the contrary notwithstanding, the Note Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b)         Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Purchasers for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Purchasers (or such other Purchasers, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 10.5).

(c)          Delegation of Duties. The Note Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Note Agent. The Note Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Note Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Note Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Note Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Note Agent and not to any Credit Party, Purchaser or any other Person and no Credit Party, Purchaser or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4        Agents Entitled to Act as Purchaser. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Purchaser hereunder. With respect to its participation in the Notes, each Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Purchaser” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Issuer for services in connection herewith and otherwise without having to account for the same to Purchasers.

9.5        Purchasers’ Representations, Warranties and Acknowledgment.

(a)          Each Purchaser represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the Notes hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Purchasers or to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Purchasers.

(b)         Each Purchaser, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its purchase of Notes on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Purchasers or Purchasers, as applicable on the Closing Date.

9.6        Right to Indemnity. Each Purchaser, in proportion to its Pro Rata Share, severally agrees to indemnify the Note Agent and the Collateral Agent, to the extent that such Agent shall not have been timely reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents, to include, without limitation, all Indemnified Liabilities; provided, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Note Agent or the Collateral Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Purchaser to indemnify the Note Agent or the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Purchaser’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Purchaser to indemnify the Note Agent or the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7        Successor Note Agent and Collateral Agent.

(a)          The Note Agent shall have the right to resign at any time by giving prior written notice thereof to Purchasers and the Issuer. The Note Agent shall have the right to appoint a financial institution to act as the Note Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Issuer and the Requisite Purchasers, and the Note Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Note Agent by the Issuer and the Requisite Purchasers or (iii) such other date, if any, agreed to by the Requisite Purchasers. Upon any such notice of resignation, if a successor Note Agent has not already been appointed by the retiring Note Agent, Requisite Purchasers shall have the right, upon five Business Days’ notice to the Issuer, to appoint a successor Note Agent. If neither Requisite Purchasers nor the Note Agent have appointed a successor Note Agent, Requisite Purchasers shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Note Agent; provided that, until a successor Note Agent is so appointed by Requisite Purchasers or the Note Agent, any collateral security held by the Note Agent in its role as the Collateral Agent on behalf of the Purchasers under any of the Credit Documents shall continue to be held by the retiring the Collateral Agent as nominee until such time as a successor the Collateral Agent is appointed. Upon the acceptance of any appointment as the Note Agent hereunder by a successor Note Agent, that successor Note Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Note Agent and the retiring or removed Note Agent shall promptly (i) transfer to such successor Note Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Note Agent under the Credit Documents, and (ii) execute and deliver to such successor Note Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Note Agent of the security interests created under the Collateral Documents, whereupon such retiring Note Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Cortland or its successor as the Note Agent pursuant to this Section 9.7 shall also constitute the resignation of Cortland or its successor as the Collateral Agent. After any retiring Note Agent’s resignation hereunder as the Note Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Note Agent hereunder. Any successor Note Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)         In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Purchasers and the Grantors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and the Collateral Agent signed by Requisite Purchasers. The Note Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Issuer and the Requisite Purchasers and the Collateral Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Collateral Agent by the Issuer and the Requisite Purchasers or (iii) such other date, if any, agreed to by the Requisite Purchasers. Upon any such notice of resignation, Requisite Purchasers shall have the right, upon five Business Days’ notice to the Note Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Purchasers or the Note Agent, any collateral security held by the Collateral Agent on behalf of the Purchasers under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8        Collateral Documents and Guaranty.

(a)          Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Note Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Note Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Specified Hedging Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, the Note Agent or the Collateral Agent, as applicable may (and, provided that all the conditions to any such transaction required by the Loan Documents shall have been satisfied or waived in writing on or prior to such date, at the written request of the Issuer, shall) execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 10.5) have otherwise consented.

(b)         Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Issuer, the Note Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Note Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Purchaser, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Purchaser or the Purchasers in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Purchasers, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)         Rights under the Nomura Hedging Agreement. The Nomura Hedging Agreement will not create (or be deemed to create) in favor of Nomura any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(ii) of this Agreement and Section 9.2 of the Security Agreement. By accepting the benefits of the Collateral, Nomura shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)         Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Nomura Hedging Agreement) have been Paid in Full, all Commitments have terminated or expired, upon request of the Issuer, the Note Agent shall (without notice to, or vote or consent of, any Purchaser, or any affiliate of any Purchaser that is a party to any Nomura Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Nomura Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuer or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)          The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

9.9        Note Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Note Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Note Agent shall have made any demand on the Issuer) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Note Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Note Agent and its respective agents and counsel and all other amounts due to the Note Agent under Sections 2.10 and 10.3 allowed in such judicial proceeding; and

(c)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Note Agent and, in the event that the Note Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Note Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Note Agent and its agents and counsel, and any other amounts due the Note Agent under Sections 2.19, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Note Agent, its agents and counsel, and any other amounts due to the Note Agent under Sections 2.19, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Purchasers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Note Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize the Note Agent to vote in respect of the claim of any Purchaser in any such proceeding.

9.10      Non-U.S. Law Collateral Matters.

(a) The Collateral Agent declares that it shall hold any Collateral created by the UK Security Documents on trust for the Secured Parties, on the terms contained in the Credit Documents; and (b) each Secured Party hereby authorizes the Collateral Agent (whether or not by or through employees or agents) to (i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under this Agreement and the Collateral Documents together with such powers and discretions as are reasonably incidental thereto, and (ii) take such action on its behalf as may from time to time be authorized under or in accordance with the Collateral Documents.

SECTION 10. MISCELLANEOUS

10.1      Notices.

(a)          Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or the Agents shall be sent, in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to such Person at its address as set forth on Appendix B or in the other relevant Credit Document or at such other address as shall be notified in writing (x) in the case of the Issuer, the Note Agent or the Collateral Agent, to the other parties, (y) in the case of any Purchaser, to the Note Agent and (z) in the case of all other parties, to the Issuer and the Note Agent.

(b)          Effectiveness of Notice. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Internet website or a similar telecommunication device requiring that a user have prior access to such website or other device (to the extent permitted by Section 9.10 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to such Internet website or similar device and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided that notices and communications to any Agent shall not be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.

(c)          Communications to Agent. Notwithstanding clauses (a) and (b) above (unless the Note Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Communication by any other means, the Credit Parties shall deliver all Communications to the Note Agent by properly transmitting such Communications in an electronic/soft medium in a format acceptable to the Note Agent to such electronic mail address (or similar means of electronic delivery) as the Note Agent may notify the Issuer. Nothing in this clause (c) shall prejudice the right of the Note Agent or any of the Purchasers to deliver any Communication to any Credit Party in any manner authorized in this Agreement or to request that the Issuer effects delivery in such manner.

10.2      Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Issuer agrees to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses of the Agents and Purchasers incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket costs of furnishing all opinions by counsel for the Issuer and the other Credit Parties; (c) the reasonable and documented fees, expenses and disbursements of external counsel to the Agents and of counsel to the Purchasers in connection with the negotiation, preparation, delivery, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Issuer; (d) all the reasonable and documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Purchasers may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable and documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable costs and expenses incurred by each Agent in connection with the Notes and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Purchasers in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. Notwithstanding the foregoing, in no event shall the Credit Parties be obligated to pay for the reasonable and documented fees and expenses of more than one firm of legal counsel to the Note Agent and Collateral Agent (taken as a whole) and the Purchasers (taken as a whole) and one firm of legal counsel to each such group of Persons in any relevant local jurisdiction

10.3      Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless (i) each Agent and their Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, an “Agent Indemnitee”) and each Purchaser and their Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, a “Purchaser Indemnitee”; together with each Agent Indemnitee, each an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to an Indemnitee hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) claims brought by an Indemnitee solely against another Indemnitee and not arising out of any act or omission of any Credit Party or any of their respective Affiliates other than claims against any Agent (or any of their respective Affiliates) in fulfilling their respective roles as Agent or any similar role in respect of the Notes. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy then, subject to the proviso to the immediately preceding sentence, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)         To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Purchaser, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds from the issuance thereof or any act or omission or event occurring in connection therewith, and Holdings and the Issuer hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)          Each Credit Party also agrees that no Purchaser, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds from the issuance thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Purchaser, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Purchaser, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Purchaser’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4      Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Purchaser is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Note Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Note Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Purchaser to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Purchaser hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not such Purchaser shall have made any demand hereunder. The rights of each Purchaser and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Purchaser or its Affiliates may have.

10.5      Amendments and Waivers.

(a)          Requisite Purchasers’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Purchasers and, to the extent required by Section 10.5(c), the Note Agent or Collateral Agent, as applicable, except for any such amendment, modification, termination or waiver with respect to the Agent Fee Letter or the Purchaser Fee Letter, which shall only require the consent of the parties thereto.

(b)          Affected Purchasers’ Consent. Without the written consent of each Purchaser that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Note of such Purchaser;

(ii)         extend any Commitment of such Purchaser;

(iii)        waive, reduce or postpone any scheduled repayment (but not prepayment) owed to such Purchaser;

(iv)        [Reserved];

(v)         reduce the rate of interest on any Note (other than any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.7) of such Purchaser;

(vi)        extend the time for payment of any such interest owed to such Purchaser;

(vii)       reduce the principal amount of any Note of such Purchaser;

(viii)     amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Purchasers is required;

(ix)        amend Section 8.2 or the definition of “Requisite Purchasers” or the relevant substance of any other provision in the Agreement referencing the pro rata share of a Purchaser (including the definition of “Pro Rata Share”);

(x)         release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Purchasers pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Purchasers will be needed for such release);

(xi)        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than in connection with mergers permitted by Section 6.8); or

(xii)       amend the definition of “Eligible Assignee” or change any provision of Section 10.6 in any manner that makes assignments or transfers by any Purchaser more restrictive;

provided that, for the avoidance of doubt, all Purchasers shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (viii), (ix), (x), (xi) and (xii).

(c)          Other Consents.

(i)          No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.

(ii)         No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify or waive this Agreement or the Security Agreements so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under the Nomura Hedging Agreement, the definition of “Nomura Hedging Agreement,” “Specified Hedging Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner materially adverse to Nomura (so long as Obligations are outstanding in respect of the Nomura Hedging Agreement) without the written consent of Nomura.

(d)         Execution of Amendments, Etc. The Note Agent may, but shall have no obligation to, with the concurrence of any Purchaser, execute amendments, modifications, waivers or consents on behalf of such Purchaser. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Purchaser at the time outstanding, each future Purchaser and, if signed by a Credit Party, on such Credit Party.

(e)         Corrections. Notwithstanding anything to the contrary contained in this Section 10.5, the Note Agent and the Issuer may amend or modify this Agreement and any other Credit Document to (i) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional assets or property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (ii) if the Note Agent and the Issuer shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then Note Agent and the Issuer shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Purchasers within five (5) Business Days following receipt of notice thereof.

10.6      Successors and Assigns; Participations.

(a)          Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Purchasers. Except in connection with any merger permitted by Section 6.8, no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Purchasers. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Purchasers and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Register. The Issuer, the Note Agent and the Purchasers shall deem and treat the Persons listed as Purchasers in the Register as the holders and owners of the corresponding Commitments and Notes listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Note shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with any required forms and certificates (to include all “know your customer” documentation requested by an Agent and any applicable IRS Forms) and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Note Agent of the fully executed Assignment Agreement, the registration and processing fee, if applicable, and all other necessary documents and approvals, prompt notice thereof shall be provided to the Issuer and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Purchaser shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Notes.

(c)          Right to Assign. Each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Notes owing to it or other Obligations (provided, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Note and any related Commitments) to any Person meeting the criteria of the definition of the term “Eligible Assignee” upon the giving of notice to Note Agent and, with respect to any Person included in clause (iv) of the definition of “Eligible Assignee”, so long as no Event of Default has occurred and is continuing, obtaining the prior the written consent of the Issuer (not to be unreasonably withheld or delayed).

(d)         Mechanics. Assignments and assumptions of Notes and Commitments by the Purchasers shall be effected by manual execution and delivery to the Note Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be paid to the Note Agent a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Purchaser or is an Affiliate or Related Fund of a Purchaser or a Person under common management with a Purchaser) by the assignee or assignor.

(e)          Representations and Warranties of Assignee. Each Purchaser, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Notes, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or Notes such as the applicable Commitments or Notes, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Notes for its own account in the ordinary course and without a view to distribution of such Commitments or Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Notes or any interests therein shall at all times remain within its exclusive control); (iv) it agrees to be bound by the provisions of this Section 10.6 and (v) each of the representations and warranties contained in Section 4A is true and correct as if such representations and warranties were being made as of the Assignment Effective Date.

(f)          Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Purchaser” hereunder to the extent of its interest in the Notes and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Purchaser” for all purposes hereof; (ii) the assigning Purchaser thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Purchaser as a Purchaser hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Purchaser shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Note Agent for cancellation, and thereupon the Issuer shall issue and deliver new Notes, if so requested by the assignee and/or assigning Purchaser, to such assignee and/or to such assigning Purchaser, with appropriate insertions, to reflect the new outstanding Notes of the assignee and/or the assigning Purchaser.

(g)         Participations.

(i)          Each Purchaser shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Notes or in any other Obligation. Each Purchaser that sells a participation pursuant to this Section 10.6(g) shall, acting as a non-fiduciary agent of the Issuer, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Note (each, a “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Notes or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulation. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Purchaser directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Note for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)         The holder of any such participation shall not be entitled to require such Purchaser to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Note shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) except in connection with a merger permitted by Section 6.8, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Notes hereunder in which such participant is participating.

(iii)        The Issuer agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Purchaser, provided such participant agrees to be subject to Section 2.14 as though it were a Purchaser.

(h)         Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Purchaser may assign, pledge and/or grant a security interest in all or any portion of its Notes, the other Obligations owed by or to such Purchaser, and its Notes, if any, to secure obligations of such Purchaser including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Purchaser, as between the Issuer and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Purchaser” or be entitled to require the assigning Purchaser to take or omit to take any action hereunder.

10.7      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8      Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the purchase of the Notes. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of the Purchasers set forth in Sections 2.14, 9.3(b), 9.6 and 10.17 shall survive the redemption of the Notes and the termination hereof.

10.9      No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Purchaser in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Specified Hedging Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Note Agent or the Purchasers (or to the Note Agent, on behalf of the Purchasers), or any Agent or Purchaser enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12    Obligations Several; Independent Nature of Purchasers’ Rights. The obligations of the Purchasers hereunder are several and no Purchaser shall be responsible for the obligations or Commitment of any other Purchaser hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Purchasers pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Purchaser shall be a separate and independent debt, and subject to the other terms of this Agreement, each Purchaser shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15    CONSENT TO JURISDICTION.

(a)       SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(b)       Each Credit Party that is organized under the laws of a jurisdiction outside the United States hereby appoints Holdings as its agent for service of process in any matter related to this Agreement or the other Credit Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE PURCHASE TRANSACTION OR THE PURCHASER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17    Confidentiality. Each Agent and each Purchaser shall hold all Non-Public Information regarding Holdings, the Issuer and their respective Subsidiaries, Affiliates and their businesses identified as such by the Issuer and obtained by such Agent or such Purchaser pursuant to the requirements of the Credit Documents in accordance with such Agent’s and such Purchaser’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Issuer that, in any event, the Note Agent may disclose such information to the Purchasers and each Agent and each Purchaser and each Agent may make (i) disclosures of such information to Affiliates of such Purchaser or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors, leverage facility providers and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Purchaser or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Notes or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Issuer and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Purchaser, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Notes, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Issuer promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in which case such Person, except with respect to any audit or examination conducted by such regulatory or quasi-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, (A) informs the Issuer promptly in advance thereof and (B) uses commercially reasonable efforts to ensure than any information so disclosed is accorded confidential treatment. In addition, each Agent and each Purchaser may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Purchasers in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary herein, any Agent or Purchaser may place promotional materials on the Internet or World Wide Web in the form of a “tombstone” or otherwise describing the name and logo of the Issuer and its Subsidiaries (or any of them), and the amount, type and closing date of the transactions.

10.18     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to the Note Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Purchasers and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Purchaser contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer.

10.19    Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Issuer and the Note Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20    Entire Agreement. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agent and the Purchasers with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Purchaser relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. If and to the extent that any provision of any Credit Document limits, qualifies or conflicts with a provision of this Agreement, such provision of this Agreement shall control.

10.21    PATRIOT Act. Each Purchaser and the Note Agent (for itself and not on behalf of any Purchaser) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Purchaser or the Note Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23    No Fiduciary Duty. Each Agent, each Purchaser and their Affiliates (collectively, solely for purposes of this paragraph, the “Purchasers”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Purchaser, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Purchasers, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Purchaser has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Purchaser has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Purchaser is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24    Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Credit Parties will indemnify Note Agent and the Purchaser against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Note Agent or by a known dealer in the judgment currency that is designated by Note Agent, at which Note Agent or the Purchaser is able to purchase Dollars with the amount of the judgment currency actually received by Note Agent or the Purchaser. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25    Intercreditor Agreement. Each Person that benefits from the Liens created hereunder, by accepting the benefits of the Liens provided hereby, (i) consents (or is deemed to consent), to the intercreditor arrangements and alterations of the priority of Liens and payments provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Note Agent and Collateral Agent on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict with respect to the Collateral and the Liens thereon or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

10.26    Third-Party Beneficiary. Solely for purposes of Section 10.5(c)(ii), and no other provision hereof, Nomura shall be a third-party beneficiary to this Agreement and shall be entitled to the rights and benefits of such section and may enforce the provisions thereof as if it were a direct party hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GAMING ACQUISITIONS LIMITED, as Issuer

By:	/s/ Stewart Baker
Name: Stewart Baker
Title: Director

INSPIRED ENTERTAINMENT, INC., as Holdings

By:	/s/ Stewart Baker
Name: Stewart Baker
Title: Chief Financial Officer

DMWSL 633 LIMITED

DMWSL 632 LIMITED

DMWSL 631 LIMITED

INSPIRED GAMING GROUP LIMITED

INSPIRED GAMING (HOLDINGS) LIMITED

INSPIRED GAMING (INTERNATIONAL) LIMITED

INSPIRED GAMING (UK) LIMITED

INSPIRED GAMING (COLUMBIA) LIMITED

INSPIRED GAMING (ITALY) LIMITED

INSPIRED GAMING (GREECE) LIMITED, each as Guarantor

By:	/s/ Stewart Baker
Name: Stewart Baker
Title: Director

Credit and Guaranty Agreement

INSPIRED GAMING (USA) INC, as Guarantor

By:	/s/ Carys Damon
Name: Carys Damon
Title: Secretary

CORTLAND CAPITAL MARKET SERVICES LLC, as the Note Agent and the Collateral Agent

By:	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas
Title: Associate Councel

Credit and Guaranty Agreement

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD., as Purchaser

By:	/s/ Gary Moross
Name: Gary Moross
Title: Partner

Credit and Guaranty Agreement

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Commitments

Purchaser	Commitment
HG Vora Special Opportunities Master Fund, Ltd.	$140,000,000
Total	$140,000,000

APPENDIX A-1

FINAL VERSION

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

Gaming Acquisitions Limited
3 The Maltings; Ground Floor
Wetmore Road
Burton On Trent Staffordshire
DE14 1SE

Attention:	General Counsel

Email:	carys.damon@inseinc.com

EXHIBIT A-1-2

Cortland Capital Market Services LLC,

as the Note Agent and the Collateral Agent

Note Agent’s Principal Office:
225 West Washigton St., 9th Floor

Chicago, IL 60606

Attention:	Legal Department and Ryan Morick

Fax:	(312) 376-0751
Email:	legal@cortlandglobal.com and ryan.morick@cortlandglobal.com

With a copy to:

Holland & Knight LLP

131 S. Dearborn St., 30th Floor

Chicago, IL 60603

Attention: Joshua Spencer

Email: joshua.spencer@hklaw.com

[Signature Page to Funding Notice]

EXHIBIT A-1 TO
NOTE PURCHASE AGREEMENT

PURCHASE NOTICE

[_____ __], 20[__]1

Reference is made to the Note Purchase Agreement and Guaranty, dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”), HOLDINGS AND CERTAIN SUBSIDIARIES OF HOLDINGS as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent (the “Agent”).

Pursuant to Section 2.1(b) of the Note Purchase Agreement, the Issuer desires that the Purchasers purchase notes issued by the Issuer in accordance with the applicable terms and conditions of the Note Purchase Agreement on [mm/dd/yy] (the “Purchase Date”):

☐ Base Rate Credit Extensions:	$[___,___,___]
☐ Eurodollar Rate Credit Extensions, with an initial Interest Period of 3 month(s):	$[___,___,___]

Proceeds from the purchase of the Notes requested on the Purchase Date are to be made available to the Issuer at the following account:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

[Signature Page Follows]

1 Pursuant to Section 2.1(b)(i), to be delivered to the Note Agent no later than three Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Note Agent).

[Signature Page to Funding Notice]

Date: [mm/dd/yy]

GAMING ACQUISITIONS LIMITED

By:
Name:
Title:

[Signature Page to Funding Notice]

EXHIBIT A-2 TO
NOTE PURCHASE AGREEMENT

CONVERSION/CONTINUATION NOTICE

[_____ __], 20[__]2

Reference is made to the Note Purchase Agreement and Guaranty, dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”), HOLDINGS AND CERTAIN SUBSIDIARIES OF HOLDINGS] as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent (the “Agent”).

Pursuant to Section 2.6 of the Note Purchase Agreement, the Issuer hereby irrevocably notifies the Agent that the Issuer desires to convert or to continue the following Notes, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[___,___,___]	Eurodollar Rate Credit Extensions to be continued with Interest Period of 3 month(s)
$[___,___,___]	Base Rate Credit Extensions to be converted to Eurodollar Rate Credit Extensions with Interest Period of 3 month(s)
$[___,___,___]	Eurodollar Rate Credit Extensions to be converted to Base Rate Credit Extensions

The Issuer hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

[Signature Page Follows]

2 Pursuant to Section 2.6(b), to be delivered to the Agents no later than 10:00 (a.m.) (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Credit Extension) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Credit Extension).

EXHIBIT A-2-1

Date: [mm/dd/yy]

GAMING ACQUISITIONS LIMITED

By:
Name:
Title:

[Signature Page to Conversion/Continuation Notice]

EXHIBIT B TO
NOTE PURCHASE AGREEMENT

FORM OF NOTE

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT AND GUARANTY, DATED AS OF AUGUST 13, 2018 (THE “NOTE PURCHASE AGREEMENT”), AMONG GAMING ACQUISITIONS LIMITED, A LIMITED LIABILITY COMPANY FORMED UNDER THE LAWS OF ENGLAND AND WALES (THE “ISSUER”), INSPIRED ENTERTAINMENT, INC., A CORPORATION FORMED UNDER THE LAWS OF DELAWARE (“HOLDINGS”), THE PURCHASERS NAMED THEREIN (THE “PURCHASERS”) AND CORTLAND CAPITAL MARKET SERVICES LLC (THE “NOTE AGENT AND COLLATERAL AGENT”). A COPY OF SUCH NOTE PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE ISSUER.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE COMPANY (AS DEFINED BELOW) AT 966 CRAFTS RUN ROAD, MAIDSVILLE, WV 26541.

$[___,___,___][1]
[____], 20[__]	New York, New York

FOR VALUE RECEIVED, the Issuer promises to pay [________], a [________] (the “Payee”) or its registered assigns the principal amount of [_][DOLLARS] ($[___,___,___][_]) or, if less, the aggregate unpaid principal amount owing hereunder.

The Issuer also promises to pay interest (computed (i) in the case of Base Rate Credit Extensions on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Credit Extensions, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues) on the unpaid principal amount hereof and any overdue interest, from the date hereof until Paid in Full, at the rates set forth below and at the times which shall be determined in accordance with the provisions of that certain Note Purchase Agreement and Guaranty, dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Issuer, Holdings, Holdings and certain subsidiaries of Holdings, as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent.

This Note shall bear interest as follows: (i) if a Base Rate Extension, at the Base Rate plus 8.00% per annum or (ii) if a Eurodollar Rate Credit Extension, at the Adjusted Eurodollar Rate plus at 9.00% per annum. This Note (this “Note”) is in the aggregate principal amount set forth above and is issued pursuant to and entitled to the benefits of the Note Purchase Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Note evidenced hereby was made and is to be repaid.

1 NTD: Purchaser’s Commitment.

EXHIBIT B-1

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Note Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Note Purchase Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Note Agent and recorded in the Register, the Issuer, each Agent and the Purchasers shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Issuer hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Issuer, each as provided in the Note Purchase Agreement, with such Prepayment Premium and Exit Premium as provided therein.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE ISSUER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions, at the default rates and with the effect provided in the Note Purchase Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Note Purchase Agreement.

No reference herein to the Note Purchase Agreement and no provision of this Note or the Note Purchase Agreement shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Issuer promises to pay all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, all as provided in the Note Purchase Agreement, incurred in the collection and enforcement of this Note. The Issuer and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

To the extent any provisions of the Note is inconsistent or conflicts with the Note Purchase Agreement, the Note Purchase Agreement shall control.

[Signature Page Follows]

EXHIBIT B-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

GAMING ACQUISITIONS LIMITED

By:
Name:
Title:

[Signature Page to Note]

EXHIBIT C TO
NOTE PURCHASE AGREEMENT

COMPLIANCE CERTIFICATE

[_____ __], 20[__]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.       I am the Chief Financial Officer of INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”).

2.       I have reviewed the terms of that certain Note Purchase Agreement and Guaranty dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”), by and among GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), Holdings, HOLDINGS AND CERTAIN SUBSIDIARIES OF HOLDINGS as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

3.       The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it existed and the action which Issuer has taken, is taking, or proposes to take with respect to each such condition or event.

4.        The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on the date first written above pursuant to Section 5.1(d) of the Note Purchase Agreement.

5. [There has been no change in the information provided in the Perfection Certificate delivered on [___].][Attached hereto as Annex B are changes to the information provided in the Perfection Certificate delivered on [___].]

[Signature Page Follows]

EXHIBIT C-1

INSPIRED ENTERTAINMENT, INC.

By:
Name:
Title: Chief Financial Officer

[Signature Page to Compliance Certificate]

ANNEX A TO
COMPLIANCE CERTIFICATE1

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Total Leverage Ratio

A. Calculation of Consolidated Total Debt

“Consolidated Total Debt” means, at any time, the aggregate amount of all:

(i) indebtedness for borrowed money	$____________

(ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP and	$____________

(iii) all purchase money Indebtedness, at such time of Holdings and its Subsidiaries (determined on a consolidated basis)	$____________

Consolidated Total Debt (i) + (ii) + (iii) =	$____________

B. Calculation of Consolidated Adjusted EBITDA

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries, on a consolidated basis and without duplication equal to:

(i) “Consolidated Net Income”, which means, for any period

the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus	$____________

2. (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period	$____________

3. (b) except to the extent permitted to be included pursuant to Section 1.4, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries	$____________

4. (c) the income of any Subsidiary of Holdings that is not a Credit Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary	$____________

1 This Annex A to the Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting the terms of the Note Purchase Agreement. In the event of any conflict between the terms of this Annex A and the terms of the Note Purchase Agreement, the terms of the Note Purchase Agreement shall govern and control, and the terms of this Annex A are to be modified accordingly.

EXHIBIT C-3

5. (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan	$____________

6. (e) the income (or loss) attributable to the early extinguishment of Indebtedness, and	$____________

7. (f) other income/expenses representing the expected return on Pension Plan assets less interest cost, shown within “All Other Income/Expense” in Holdings’ publicly filed financial statements	$____________

8. Total sum for Consolidated Net Income =	$____________

plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for:

(a) Consolidated Interest Expense	$____________

(b) provisions for taxes based on income	$____________

(c) total depreciation expense	$____________

(d) total amortization expense	$____________

(e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period but including an amount not to exceed $2,000,000 in the relevant Test Period for any amortization of a prepaid Cash charge that was paid in a prior period)	$____________

(f) (1) any non-cash charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, (2) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under this clause (2), to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to Holdings as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings utilized for purposes of funding such item and (3) any cash income taxes paid by Holdings in respect of the management equity transactions described in clause (2)	$____________

(g) (1) the fees, premiums, expenses and other transaction costs incurred in connection with this Agreement and the Refinancing Transactions (including to fund any OID and upfront fees), (2) transaction fees, costs and expenses incurred in connection with incurrence (or modification) of Indebtedness or Permitted Acquisitions (or any such transaction proposed and not consummated), (3) transaction fees, costs and expenses incurred in connection with any other acquisitions in an amount not to exceed $500,000 in the aggregate for the relevant Test Period, (4) transaction fees, costs and expenses incurred in connection with the consummation of any Investment (other than Investments in Cash Equivalents or Permitted Acquisitions), Dispositions, Restricted Payments, Equity Issuances or capital contributions in an amount not to exceed $500,000 in the aggregate for the relevant Test Period and (5) fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided, in respect of any fees, costs and expenses added back pursuant to this clause (5), the Issuer in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such Fiscal Quarters	$____________

EXHIBIT C-B-1

(h) any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations)	$____________

(i) any extraordinary, unusual, one-time or non-recurring items, or any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses, including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and curtailments (including the cessation of the Mexican server-based gaming division), costs related to the entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) but excluding the costs, expenses and charges of any implemented severance program; provided that the amounts added to the calculation of Consolidated Adjusted EBITDA pursuant to this clause (i) for the relevant Test Period shall not exceed $2,000,000 in the aggregate	$____________

(j) costs, expenses and charges of any implemented severance program incurred in such Test Period	$____________

(k) costs and expenses associated with maintaining and administering Pension Plans in an amount not to exceed $250,000 in the relevant Test Period, plus or minus amortization of pension scheme net loss	$____________

(l) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received, so long as the Issuer in good faith expects to receive the same within the next two (2) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters), and	$____________

(m) one-time gaming related taxes (other than on profits) or duties, or VAT payable in connection with a change in law	$____________

EXHIBIT C-B-1

Total sum for (i) =	$____________

minus

(ii) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period)	$____________

plus (to the extent deducted in calculating Consolidated Net Income) or minus (to the extent included in calculating Consolidated Net Income), as applicable, the sum of:

(a) any non-cash impairment charge or asset write-off (other than accounts receivable or inventory and the amortization of intangibles)	$____________

(b) the amount of any expense or deduction (or any gain or income) associated with any Subsidiary attributable to non-controlling interests or minority interests of third parties	$____________

(c) extraordinary, unusual, one-time or non-recurring costs and payments, outside of the ordinary course of business, in respect of actual or prospective legal settlements, fines, judgments or orders	$____________

(d) net gains or losses in the fair market value of any Hedging Agreements, and	$____________

(e) unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency remeasurements of indebtedness and any net gains or losses from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk)	$____________

Total sum for (ii) =	$____________

Consolidated Adjusted EBITDA = (i) - (ii)	$____________

Total Leverage Ratio: the ratio of A:B	______:______

Required to be tested pursuant to Section 6.7(a)	[Yes/No]

If required to be tested, in compliance	[Yes/No]

EXHIBIT C-B-1

9.       Fixed Charge Coverage Ratio

A. (i) the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis for the relevant Test Period equal to:

(a) “Net Cash Provided by Operating Activities” in accordance with GAAP plus	$____________

(b) in each case, to the extent reducing “Net Cash Provided by Operating Activities”	$____________

(1) cash expenditures in respect of any extraordinary, exceptional or unusual items in an amount not to exceed $2,000,000 in any Test Period	$____________

(2) the cash expenditures made with respect to the early extinguishment or conversion of Indebtedness, obligations under Hedging Agreements or other derivative instruments, in each case, to the extent approved by the Requisite Purchasers	$____________

(3) reasonable fees, expenses or charges incurred in connection with any Permitted Acquisition	$____________

(4) cash payments made by Holdings and its Subsidiaries during the relevant Test Period into a Foreign Plan in an amount not to exceed the mandatory contributions with respect to such Foreign Plan as are required to be paid during such Test Period	$____________

(5) “Cash Paid During the Period for Income Taxes” in accordance with GAAP and (6) “Cash Paid During the Period for Interest” in accordance with GAAP and	$____________

(6) “Cash Paid During the Period for Interest” in accordance with GAAP	$____________

minus

(c)

(1) Consolidated Maintenance Capital Expenditures and	$____________

(2) any upfront cash receipts received in respect of the expenditures described in clause (ii) of the definition of Consolidated Growth Capital Expenditures	$____________

Total sum for “A” =	$____________

B. Calculation of Consolidated Fixed Charges

“Consolidated Fixed Charges” means for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to

(i) “Cash Paid During the Period for Interest” plus	$____________

(ii) “Cash Paid During the Period for Income Taxes” plus	$____________

EXHIBIT C-B-1

(iii) cash payments made by Holdings and its Subsidiaries during the relevant Test Period into a Foreign Plan in an amount not to exceed the mandatory contributions with respect to such Foreign Plan as are required to be paid during such Test Period.	$ ____________

Total sum for “B” =	$ ____________

Fixed Charge Coverage Ratio: the ratio of A:B	______:______

Required to be tested pursuant to Section 6.7(b)	[Yes/No]

If required to be tested, in compliance	[Yes/No]

EXHIBIT C-B-1

ANNEX B TO
COMPLIANCE CERTIFICATE

[CHANGES TO PERFECTION CERTIFICATE]

[None.][Describe changes]

EXHIBIT C-B-1

EXHIBIT D TO
NOTE PURCHASE AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement and Guaranty identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

 For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Purchaser under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Note Purchase Agreement identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Purchaser) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the note transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________ [and is an Affiliate/Related Fund[1] of [identify the Purchaser]] [Assignor is not a Defaulting Purchaser] Markit Entity Identifier (if any): ______________________
3.	Issuer:	Gaming Acquisitions Limited, a limited liability company formed under the laws of England and Wales
4.	Agent:	Cortland Capital Market Services LLC, as the note agent and collateral agent under the Note Purchase Agreement
5.	Note Purchase Agreement and Guaranty:	Note Purchase Agreement and Guaranty dated as of August 13, 2018, by and among the Issuer, Inspired Entertainment, Inc., a corporation formed under the laws of Delaware (“Holdings”), Holdings and certain subsidiaries of Holdings, as Guarantors, the Purchasers party thereto from time to time and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

[1]	Select as applicable.

 EXHIBIT D-1

6.	Assigned Interest:

Aggregate Amount of Notes for all Purchasers	Amount of Notes Assigned	Percentage of Notes Assigned[2]
$______________	$______________	____________%

Effective Date: [______________], 20[__] [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[Signature Page Follows]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Notes of all the Purchasers thereunder.

 EXHIBIT D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

CORTLAND CAPITAL MARKET SERVICES LLC
as Agent

By:
Title:][1]

[GAMING ACQUISITIONS LIMITED]
as Issuer

By:
Title:][2]

1        To be added only if the assignment is not to (i) an existing Purchaser, (ii) an Affiliate of an existing Purchaser or (iii) a Related Fund.

2        To be added only if the assignment is there is no existing Event of Default.

[Signature Page to Assignment and Assumption Agreement]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Agreement and Guaranty or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Issuer, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Issuer, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement and Guaranty, (ii) it meets all requirements of an Eligible Assignee under the Note Purchase Agreement and Guaranty, (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement and Guaranty and the other Credit Documents as a Purchaser thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Note Purchase Agreement and Guaranty, and has received or has been accorded the opportunity to receive copies of the most recent financial statements and other reports delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) if the Assignee is not a Purchaser, it has delivered to the Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the assignee’s compliance procedures and requirements of applicable law, including federal, state and foreign securities laws and, if applicable, the processing and registration fee referred to in Section 10.6(d) of the Note Purchase Agreement and Guaranty, and (viii) each of the representations and warranties contained in Section 4A of the Note Purchase Agreement and Guaranty is true and correct as if such representations and warranties were being made as of the Assignment Effective Date; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Purchaser; and (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Note Purchase Agreement and Guaranty and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

EXHIBIT D-A-1

Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT D-A-2

EXHIBIT E TO

NOTE PURCHASE AGREEMENT

[RESERVED]

EXHIBIT E-4

EXHIBIT F-1 TO
NOTE PURCHASE AGREEMENT

CLOSING DATE CERTIFICATE

[______], 20[__]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.             I am the [_________] of INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”) and GAMING ACQUISITIONS LIMITED, a company formed under the laws of England and Wales (the “Issuer”).

2.             I have reviewed the terms of Section 3 of the Note Purchase Agreement and Guaranty, dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Issuer, Holdings, Holdings and certain subsidiaries of Holdings, as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent (the “Agent”), and the definitions and provisions contained in such Note Purchase Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.             Based upon my review and examination described in Paragraph 2 above, I certify, in my capacity as an officer of Holdings and the Issuer and not in any individual capacity, on behalf of Holdings and the Issuer, that as of the date hereof:

(i)       the representations and warranties contained in each of the Credit Documents are true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)       since September 30, 2017, there has not have occurred any event that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

[Signature Page Follows]

EXHIBIT F-1-1

The foregoing certifications are made and delivered as of the first date written above.

INSPIRED ENTERTAINMENT, INC.
GAMING ACQUISITIONS LIMITED

Name:
Title:

EXHIBIT F-1-1

EXHIBIT F-2 TO
NOTE PURCHASE AGREEMENT

SOLVENCY CERTIFICATE

[______], 20[__]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.       I am the [chief financial officer][treasurer] of INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”) and GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”).

2.       Reference is made to that certain Note Purchase Agreement and Guaranty, dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Issuer, Holdings, Holdings and certain subsidiaries of Holdings, as Guarantors, the Purchasers party thereto from time to time, CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent (the “Agent”).

3.       I have reviewed the terms of Sections 3 and 4 of the Note Purchase Agreement and the definitions and provisions contained in the Note Purchase Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.       Based upon my review and examination described in paragraph 3 above, I certify, in my capacity as an officer of Holdings and the Issuer and not in any individual capacity, that as of the date hereof, after giving effect to the consummation of the Refinancing Transactions the Credit Parties are, on a consolidated basis, Solvent.

[Signature Page Follows]

EXHIBIT F-2-1

The foregoing certifications are made and delivered as of the date first written above.

INSPIRED ENTERTAINMENT, INC.
GAMING ACQUISITIONS LIMITED

Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT G TO
NOTE PURCHASE AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Note Purchase Agreement and Guaranty, dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), INSPIRED ENTERTAINMENT, INC. a corporation formed under the laws of Delaware (“Holdings”), HOLDINGS AND CERTAIN SUBSIDIARIES OF HOLDINGS as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent (the “Agent”).

Section 1. Pursuant to Section 5.10 of the Note Purchase Agreement, the undersigned hereby:

(a)       agrees that this Counterpart Agreement may be attached to the Note Purchase Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Note Purchase Agreement and agrees to be bound by all of the terms thereof;

(b)       represents and warrants that each of the representations and warranties set forth in the Note Purchase Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c)       no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)       agrees to irrevocably and unconditionally guaranty the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, upon required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in accordance with and pursuant to Section 7 of the Note Purchase Agreement;

(e)       (i) agrees that this counterpart may be attached to the Security Agreement, (ii) agrees that the undersigned will become an [Obligor/Grantor] under the Security Agreements (as applicable) and will comply with all the terms and conditions of the Security Agreements (as applicable) as if it were an original signatory thereto, (iii) grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreements (as applicable)) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Collateral Agent supplements to all schedules attached to the Security Agreements (as applicable). All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement; and

[Signature Page to Solvency Certificate]

(f)        agrees that (i) this counterpart may be attached to the Intercreditor Agreement and (ii) the undersigned will become a party to the Intercreditor Agreement and will comply with all the terms and conditions of the Intercreditor Agreement as if it were an original signatory thereto.

Section 2. The undersigned agrees from time to time, upon the reasonable request of the Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the Agent and the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Note Purchase Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

CORTLAND CAPITAL MARKET SERVICES LLC
as the Note Agent and as the Collateral Agent

By:
Name:
Title:

[Signature Page To Counterpart Agreement]

EXHIBIT H TO
NOTE PURCHASE AGREEMENT

SECURITY AGREEMENT

[Separately Attached]

EXHIBIT H-1

EXHIBIT I TO
NOTE PURCHASE AGREEMENT

[RESERVED]

EXHIBIT I-A-1

EXHIBIT J TO

NOTE PURCHASE AGREEMENT

LANDLORD CONSENT AND SUBORDINATION

This Landlord Consent and Subordination (this “Consent”) is made and entered into this __ day of [______________], 20[__] by [___], a [____] organized under the laws of the State of [____] (“Landlord”), for the benefit of and CORTLAND CAPITAL MARKET SERVICES LLC (“Agent”), in its capacity as agent for the several financial institutions from time to time party to the Note Purchase Agreement referenced below (the “Purchasers”), and the Purchasers.

BACKGROUND

A.          Landlord is the owner of those certain premises, and improvements thereon, located at [____________________] (the “Premises”), and [______________], a [______________] (“Tenant”) is Lessee and tenant of such Premises pursuant to a certain lease agreement (the “Lease”).

B.           Tenant and certain of Tenant’s affiliates are parties to that certain Note Purchase Agreement and Guaranty dated as of August 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), with Agent and the Purchasers pursuant to which the Purchasers have made and may continue to make certain financial accommodations to or for the benefit of Tenant and under which Tenant has or will incur obligations to the Purchasers (all such obligations now existing or hereafter arising, together with interest thereon and other fees and charges in connection therewith, being referred to hereinafter collectively as the “Obligations”).

C.           Tenant and certain of Tenant’s affiliates are parties to that certain [__________] dated as of [______], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of Agent on behalf of itself and the Purchasers, pursuant to which the Obligations are secured by, inter alia, all tangible and intangible personal property of Tenant, whether now owned or subsequently acquired (collectively, the “Personal Property”). The Personal Property specifically excludes the land, building, and other improvements owned by Landlord which constitute the Premises.

D.          Agent and the Purchasers have requested in connection with the extension of such financial accommodations to Tenant under the Note Purchase Agreement that Landlord enter into this Consent.

In consideration of the preceding background and the agreements hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

1.          Landlord hereby acknowledges and agrees to the first and prior right and security interest of Agent, for the benefit of the Secured Parties, in the Personal Property and to the Agent’s exclusive rights to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of the Personal Property pursuant to the Note Purchase Agreement (collectively, the “Purchaser’s Security Interest”). Landlord agrees that, without the prior written consent of Agent, it shall not obtain any consensual lien or security interest that is senior in priority to the Purchaser’s Security Interest or exercise any rights in the Personal Property adverse to the interests of Agent and the other Secured Parties. To the extent that Landlord may have or be entitled to assert against the Personal Property any statutory, contractual or possessory security interest or lien, or any right of distraint, levy or execution, against the Personal Property, such security interest, lien and right are hereby made subject and subordinate to the Purchaser’s Security Interest in the Personal Property, and Landlord agrees not to take or institute any action to enforce or realize upon any such security interest, lien or right without the prior written consent of Agent. Should Landlord receive any cash or other property from any realization upon such security interest, lien or right in and to the Personal Property, Landlord shall hold such cash or property in trust for the benefit of Agent and the other Secured Parties and shall promptly forward such cash or property to Agent for application to the Obligations.

EXHIBIT J-1

2.          Landlord agrees that, as among Landlord, Agent and the Purchasers, the Personal Property shall remain personal property and will not become part of the Premises.

3.          Agent or any of its representatives may, in connection with any foreclosure or any other action relating to the Personal Property pursuant to the Security Agreement and upon at least three (3) days’ prior written notice to Landlord, peaceably enter upon the Premises at any reasonable time during normal business hours for the purpose of inventorying, securing, taking possession of, and removing the Personal Property therefrom; provided that, in the event of termination of the Lease: (a) such period of access shall not exceed thirty (30) days following Agent’s receipt of written notice of such termination; (b) for the actual period of access by Agent, Agent will pay to Landlord the amount payable by the Tenant under the Lease, pro rated on a per diem basis determined on a thirty (30) day month, and shall provide and retain liability and property insurance coverage to the extent required by the Lease; and (c) such amounts payable by Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or other similar charges. Agent shall not conduct any repairs, exchange, sale, rental, or lease of any of the Personal Property within or from the Premises. Subject to the requirements of this paragraph, Landlord: (i) will not intentionally hinder Agent’s actions in assembling all Personal Property located on the Premises; (ii) will permit Agent to remove the Personal Property without charge; (iii) will grant Agent access to the Premises at reasonable times; and (iv) will not intentionally hinder Agent’s actions in enforcing its lien on the Personal Property.

4.          Landlord agrees to deliver to Agent a copy of any notice of any claimed breach or default by Tenant under the Lease at the same time that Landlord sends such notice to Tenant. Notice shall be delivered at the following address (or such other address as the Agent notifies the Landlord of in writing) and shall be effective three (3) days after delivered by certified mail, return receipt requested, and one (1) day after delivered by nationally recognized overnight courier service:

 CORTLAND CAPITAL MARKET SERVICES LLC

 225 W. Washington St., 9th Floor

 Chicago, Illinois 60606

Attention:	Legal Department and Ryan Morick

Fax:	(312) 376-0751

Email:	legal@cortlandglobal.com and ryan.morick@cortlandglobal.com

5.          Landlord agrees that in the event of any default by Tenant under the Lease, Landlord shall allow Agent or the other Secured Parties the opportunity to cure such default and, upon taking such cure action, the opportunity for Agent to occupy the Premises and assume the Lease in the place of Tenant and/or identify a replacement Tenant, provided, however, that: (i) in no event shall Agent’s or Purchasers’ opportunity to cure exceed the period under the Lease within which Tenant may cure such default (which time period is specified in the notice of default); and (ii) this Paragraph 5 shall not impose any duty on Agent or Purchasers to cure any default of Tenant under the Lease or adopt any obligations of Tenant under the Lease. In furtherance of the foregoing, Landlord will not unreasonably withhold its consent to any assignment of the Lease to Agent or Agent’s designee (including resulting from a change of control).

EXHIBIT J-2

6.          Landlord is the current “Landlord” under the Lease and has not assigned (or agreed to assign) any interest under the Lease, in whole or in part. Landlord agrees that in the event that it assigns all or any portion of its interest in the Lease, it shall cause the assignee to agree to be bound by the provisions of this Consent.

7.          The Lease is in full force and effect. Landlord is not owed any past due base or additional rental payments from Tenant under the Lease. Neither Landlord nor, to Landlord’s best knowledge, Tenant is in default under any of the terms or provisions of the Lease (nor, to Landlord’s best knowledge, does any fact or condition exist which, with notice or lapse of time or both, would become such a default). There exists no defense by Landlord to the enforcement of the Lease by Tenant. Landlord does not presently have any claims, counter-claims or offsets against Tenant under the Lease. Landlord has not received any notice, and does not have any knowledge, of any claims, counter-claims or offsets against Landlord by Tenant under the Lease.

8.          This Consent shall be binding upon Landlord, Tenant, Agent and Purchasers, and their respective successors and assigns, and shall inure to the benefit of Tenant, Purchasers and Agent and their respective successors and assigns, and may not be modified, amended or altered, except by writing signed by Landlord, Tenant, and Agent.

[Signature Page Follows]

EXHIBIT J-3

IN WITNESS WHEREOF, Landlord has caused this Landlord Consent and Subordination to be made, executed and delivered the day and year first above written for the benefit of the Agent and Purchasers.

[LANDLORD]

By:
Name:
Title:

 [Signature Page to Landlord Consent and Waiver]

CONSENT

The undersigned Tenant hereby consents to the terms and conditions of this Landlord’s Consent and Subordination as set forth above.

[_____________________]

By:
Name:
Title:

[Signature Page to Landlord Consent and Waiver]

EXHIBIT K TO

NOTE PURCHASE AGREEMENT

INTERCOMPANY NOTE

Note Number: ______                                                                   Dated:__________, 20__

FOR VALUE RECEIVED, GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”) and certain Subsidiaries of Holdings (collectively, the “Group Members” and each, a “Group Member”) which are parties to this subordinated intercompany note (this “Promissory Note”) promise to pay to the order of such other Group Member as it makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Note Purchase Agreement and Guaranty dated as of August 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Issuer, Holdings, HOLDINGS AND CERTAIN SUBSIDIARIES OF HOLDINGS as Guarantors, the Purchasers party thereto from time to time and CORTLAND CAPITAL MARKET SERVICES LLC as the Note Agent and as the Collateral Agent (the “Agent”)

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed as agreed between the relevant Payor and Payee.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Credit Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default, the Collateral Agent and the other Secured Parties may exercise all the rights under this Promissory Note of each Payee that is a Credit Party and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Credit Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Security Agreement) until all of the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have been terminated; provided that each Payor that is a Credit Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Note Purchase Agreement and the other Credit Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Note Purchase Agreement and the other Credit Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and Paid in Full (other than contingent indemnification obligations not due and payable) and all commitments have expired or been terminated.

EXHIBIT K-1

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Note Purchase Agreement and the Credit Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Agent for application, in accordance with the Intercreditor Agreement, to any of the Secured Obligations, due or to become due, until the date on which the Secured Obligations shall have been performed and Paid in Full in cash (other than contingent indemnification obligations for which no claim has been made) and all commitments to extend credit under any Credit Document shall have expired or been terminated. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party irrevocably authorizes, empowers and appoints the Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Agent’s own names or in the name of such Payee or otherwise, as the Agent may deem reasonably necessary for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness reasonably requested by the Agent. After the occurrence of and during the continuation of an Event of Default, the Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Note Purchase Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Credit Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations have been performed and paid in full in cash (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have expired or been terminated, such Payee that is a Credit Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Agent’s judgment), for application to any of the Secured Obligations in accordance with the Note Purchase Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Credit Party agrees that until the Secured Obligations have been performed and paid in full in cash (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have expired or been terminated, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement or otherwise) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note.

EXHIBIT K-2

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any other promissory note or instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any such other promissory note or instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

EXHIBIT K-3

IN WITNESS WHEREOF, each Payor and Payee has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[________________]

By:
Name:
Title:

[________________]

By:
Name:
Title:

[________________]

By:
Name:
Title:

[________________][1]

By:
Name:
Title:

1 Create more signature blocks as necessary

[Signature Page to Intercompany Promissory Note]

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT K A-1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to ________________________ all of its right, title and interest in and to the Intercompany Note, dated August 13, 2018 (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”, the terms defined therein and not otherwise defined herein being used herein as therein defined), made by GAMING ACQUISITIONS LIMITED, a limited liability company formed under the laws of England and Wales (the “Issuer”), INSPIRED ENTERTAINMENT, INC., a corporation formed under the laws of Delaware (“Holdings”) and certain Subsidiaries of Holdings or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members party to the Note Purchase Agreement and the Credit Documents on the date of the Promissory Note. From time to time after the date thereof, each additional Subsidiary of the Group Members that becomes party to the Note Purchase Agreement and/or the Credit Documents shall become a signatory to this endorsement by executing a counterpart signature page to this endorsement. Upon delivery of such counterpart signature page, notice of which is hereby waived by the undersigned, each such Subsidiary shall be a signatory to this endorsement as if such Subsidiary were an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

[_____________]

By:
Name:
Title:

[_____________][10]

By:
Name:
Title

10 Add more signature blocks as necessary

APPENDIX B-1